UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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Sunoco, Inc.

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Sunoco, Inc. Ten Penn Center 1801 Market Street Philadelphia, PA 19103-1699

NOTICE OF ANNUAL MEETING

Dear Sunoco Shareholder:

On Thursday, May 5, 2005, Sunoco, Inc. will hold its 2005 Annual Meeting of Shareholders at the Moore College of Art and Design, Stewart Auditorium, 20th Street and the Parkway, Philadelphia, PA. The meeting will begin at 9:30 a.m.

Only shareholders who owned stock at the close of business on February 10, 2005 can vote at this meeting or any adjournments that may take place. At the meeting we will consider:

1.	Election of a Board of Directors;

2.	Ratification of the appointment of our independent auditors for the fiscal year 2005; and

3.	Any other business properly presented at the meeting.

At the meeting we will also report on Sunoco’s 2004 business results and other matters of interest to shareholders.

Your Board of Directors recommends that you vote in favor of proposals 1 and 2 above, which are further described in this proxy statement. This proxy statement also outlines the corporate governance practices at Sunoco, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendation to the Board regarding our 2004 financial statements. We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

For those shareholders who consented to access the Proxy Statement and Annual Report through our Internet site (www.SunocoInc.com), we thank you for supporting our cost reducing efforts. For shareholders who may be interested in receiving information electronically in the future, you may indicate your preference when you vote.

The approximate date of mailing for this proxy statement and card as well as a copy of Sunoco’s 2004 Annual Report is March 21, 2005. For further information about Sunoco, please visit our web site at www.SunocoInc.com.

By Order of the Board of Directors,

ANN C. MULÉ

CHIEF GOVERNANCE OFFICER, ASSISTANT GENERAL COUNSEL

AND CORPORATE SECRETARY

MARCH 21, 2005

PROXY STATEMENT

Questions and Answers

1.	Q: Who is entitled to vote?
A:	Shareholders as of the close of business on the record date, February 10, 2005, are entitled to vote at the Annual Meeting.

2.	Q: How do I cast my vote?
A:	There are four different ways you may cast your vote this year. You may vote by:

(1)	telephone, using the toll-free number listed on each proxy card (if you are a shareholder of record) or vote instruction card (if your shares are held by a bank or broker);
(2)	the Internet, at the address provided on each proxy or vote instruction card;
(3)	marking, signing, dating, and mailing each proxy or vote instruction card and returning it in the envelope provided. If you return your signed proxy or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the two proposals; or
(4)	attending the meeting (if your shares are registered directly in your name on Sunoco’s books and not held through a broker, bank or other nominee).

For voting procedures for shares held in the Sunoco, Inc. Capital Accumulation Plan or “SunCAP,” Sunoco’s 401(k) Plan for employees, see Question 8.

If you are the registered shareholder (that is, if you hold your stock in your name), you can vote by telephone or electronically through the Internet by following the instructions provided on the proxy card.

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or other nominee), or your shares are held in custody for your account by The Vanguard Fiduciary Trust Company (“Vanguard”), as trustee for SunCAP, you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your proxy or vote instruction card to determine whether you will be able to vote by telephone or electronically.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Eastern U.S. Time, May 4, 2005. Voting instructions from SunCAP participants must be received no later than 9:30 a.m. Eastern U.S. Time on May 3, 2005.

3.	Q: How do I revoke or change my vote?
A:	You may revoke or change your vote by:

(1)	notifying Sunoco’s Chief Governance Officer, Assistant General Counsel and Corporate Secretary or Sunoco’s designated agent, IVS Associates, Inc., Suite 210, 111 Continental Drive, Newark, DE 19713, in writing at any time before the meeting;
(2)	submitting a later-dated proxy by mail, telephone, or via the Internet; or
(3)	voting in person at the meeting (if your shares are registered directly in your name on Sunoco’s books and not held through a broker, bank, or other nominee).

The latest-dated, timely, properly completed proxy that you submit, whether by mail, telephone or the Internet, will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

4.	Q: Who will count the vote?
A:	Representatives of IVS Associates, Inc., an independent tabulator, will count the vote and act as the judge of election.

5.	Q: Is my vote confidential?
A:	Proxy cards, vote instruction cards, telephone and Internet voting reports, ballots and voting tabulations that identify individual shareholders are returned directly to IVS Associates, Inc. and are handled in a manner designed to protect your voting privacy. As a registered shareholder, SunCAP participant, or Non-Objecting Beneficial Owner, your vote will not be disclosed to Sunoco except: (1) as needed to permit IVS Associates, Inc. to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board. Additionally, all comments written on the proxy or vote instruction card or elsewhere will be forwarded to Sunoco, but your identity will be kept confidential unless you specifically ask that your name be disclosed.

6.	Q: What does it mean if I get more than one proxy or vote instruction card?
A:	If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy or vote instruction cards you receive (or vote by telephone or the Internet all of the shares on all of the proxy or vote instruction cards received) to ensure that all of your shares are voted.

7.	Q: How many shares can vote?
A:	As of the February 10, 2005 record date, 69,418,158 shares of Sunoco common stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held as of the record date.

8.	Q: How is Sunoco common stock in SunCAP voted?
A:	Voting instructions from SunCAP participants are maintained in the strictest confidence and will not be disclosed to Sunoco except as set forth in those limited circumstances discussed in the answer to Question 5, which apply to all shareholders. If you hold shares of Sunoco common stock through SunCAP, you may vote by instructing the SunCAP trustee, Vanguard, how to vote your shares pursuant to the vote instruction card that is mailed to you with this proxy statement. If you do not provide voting instructions, or provide unclear voting instructions, then Vanguard will vote the shares in your SunCAP account in proportion to the way the shares of Sunoco common stock are voted by the other SunCAP participants.

9.	Q: What is a “quorum”?
A:	A “quorum” is a majority of the outstanding shares present at the meeting or represented by proxy. There must be a quorum for the meeting to be held, and a proposal must receive more than 50% of the shares voting at the meeting to be adopted. If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.

Abstentions: Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. Abstentions and withheld votes are counted as shares present and entitled to be voted.

Broker Non-Votes: Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder, and (2) the broker lacks the authority to vote the shares at his/her discretion. Broker non-votes will not affect the outcome of any of the matters being voted upon at this meeting, and they are not counted as shares present and entitled to be voted with respect to the matter on which the broker has not expressly voted.

10.	Q: Who can attend the Annual Meeting and how do I get a ticket?
A:	All shareholders who owned shares on February 10, 2005 may attend. Just check the box on your proxy or vote instruction card, or as indicated on the Internet site, or press the appropriate key if voting by telephone. If your shares are held through a broker and you’d like to attend, please write to Ann C. Mulé, Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699. Include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you a ticket.

11.	Q: How will voting on any other business be conducted?
A:	Although we do not know of any business to be considered at the 2005 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or vote instruction card, or your authenticated Internet or telephone proxy, gives authority to John G. Drosdick, Sunoco’s Chairman, Chief Executive Officer and President, and Ann C. Mulé, Sunoco’s Chief Governance Officer, Assistant General Counsel and Corporate Secretary, to vote on such matters at their discretion.

12.	Q: Can I, in the future, receive my proxy statement and annual report over the Internet?
A:	Yes. You can receive this information over the Internet.

(1)	If you are a registered shareholder: You can agree to access the annual report and proxy statement on the Internet in the space provided on your proxy or vote instruction card, on the Internet site, or by telephone. You will be notified when you receive your proxy card that the materials are available on our web site (www.SunocoInc.com). Your choice of electronic delivery will remain in effect until you contact us by sending a written request to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699.

(2)	If you hold shares through a broker or bank: Please refer to the information provided by that entity in the proxy materials mailed to you; or contact your broker or bank and indicate your preference to access the documents on the Internet.

13.	Q: If I am receiving multiple copies of the proxy statement and annual report at my residence, what do I need to do to receive only one copy?
A:	With your consent and the consent of other shareholders in your household, we may send one set of the proxy statement and annual report to a household where two or more Sunoco shareholders reside if we believe they are members of the same family. Each consenting shareholder would continue to receive a separate notice of annual meeting and proxy card. This procedure, referred to as “householding,” would reduce the volume of duplicate information you receive, and would also reduce the Company’s printing and mailing costs. If you are an eligible shareholder and would like to receive only one copy of the proxy statement and annual report, please indicate that on your proxy or vote instruction card, on the Internet site, or by telephone; or contact the Company by sending a written request to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699 or by calling 215-977-6082. Your consent will remain in effect unless Sunoco receives contrary instructions from you or other shareholders in your household. Should you revoke your consent, Sunoco will begin sending individual copies of the annual report and proxy statement to you within thirty (30) days of your revocation. Also, if you would like to obtain a separate copy of the annual report or proxy statement, you may direct your request to the address above, or you may call 215-977-6082. If you hold your shares in street name, please contact your broker.

14.

Q:            I have Sunoco shares that are held in street name, as do others in my household. We received only one copy of the proxy statement and annual report. What should I do if I would like additional copies of these materials?

A:	Some brokerage firms have instituted “householding” in connection with the delivery of annual reports and proxy statements (see the answer to Question 13). If your family holds Sunoco shares in multiple brokerage accounts, you may have previously received “householding” notification from your broker or bank. If you wish to revoke your decision to household and thereby receive multiple proxy statements and annual reports, please contact your broker directly. If any shareholder residing at the same address would like additional copies of the proxy statement and annual report, please contact your broker or bank, or you may contact the Company by sending a written request to the Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699 or by calling 215-977-6082.

15.	Q: Does any shareholder own 5% or more of Sunoco’s common stock?
A:	Capital Research and Management Company and State Street Bank and Trust Company have reported the following ownership of Sunoco’s common stock, as of December 31, 2004. The information below is based on the most recent Schedules 13G filed with the Securities and Exchange Commission, except as otherwise known by the Company.

Shareholder Name and Address	Shares	Percent of Outstanding Shares

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	8,615,000[1]	12.4%

State Street Bank and Trust Company 225 Franklin Street Boston, MA 02110	6,098,178[2]	8.8%

NOTES TO TABLE:

[1]	According to a Schedule 13G dated February 9, 2005 filed with the Securities and Exchange Commission, Capital Research and Management Company holds sole dispositive power over 8,615,000 shares.

[2]	According to a Schedule 13G dated February 15, 2005 filed with the Securities and Exchange Commission, State Street Bank and Trust Company, acting in various fiduciary capacities, holds sole voting power and shared dispositive power over 6,098,178 shares.

16.	Q: When are the shareholder proposals for the 2006 Annual Meeting due?
A:	To be considered for inclusion in next year’s proxy statement, all shareholder proposals must be submitted in writing to Ann C. Mulé, Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699 by November 17, 2005.

Additionally, Sunoco’s advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the 2006 Annual Meeting must be submitted in writing to Ann C. Mulé, at the above address, by December 31, 2005, and must be accompanied by:

♦	the name, residence and business address of the proposing shareholder;

♦	a representation that the shareholder is a record holder of Sunoco stock or holds Sunoco stock through a broker and the number of shares held; and

♦	a representation that the shareholder intends to appear in person or by proxy at the 2006 Annual Meeting to present the proposal.

A proposal may be presented from the floor only after Sunoco’s Board of Directors has determined that it is a proper matter for consideration under our bylaws.

17.	Q: What is Sunoco’s process for nominating director candidates?
A:	All of Sunoco’s directors are elected each year by its shareholders at the annual meeting of shareholders. The Board of Directors is responsible for filling vacancies on the Board at any time during the year, and for nominating director nominees to stand for election at the annual meeting of shareholders. The Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board. Director candidates may be identified by current directors of the Company, as well as by shareholders. The Governance Committee is comprised entirely of independent directors, as defined in the New York Stock Exchange listing standards and Sunoco’s Categorical Standards of Independence. The Governance Committee does not generally utilize the services of search firms or consultants to assist in identifying and screening potential candidates. The Governance Committee has an extensive diligence process for reviewing potential candidates, including an assessment of each candidate’s education, experience, independence and other relevant factors, as described under “Director Qualifications” in Sunoco’s Corporate Governance Guidelines (page 11 in this proxy statement) and in the Governance Committee Charter attached as Appendix D. The full Board reviews and has final approval authority on all potential director candidates being recommended to the shareholders for election. See the answer to Question 18 below regarding the process for shareholder nominations of director candidates.

18.	Q: Can a shareholder nominate someone to be a director of Sunoco?
A:	As a shareholder, you may recommend any person as a nominee for director of Sunoco for consideration by the Governance Committee by submitting the name and supporting information in writing to the Governance Committee of the Board of Directors, c/o Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699. Recommendations must be received by December 31, 2005 for the 2006 Annual Meeting, and must be accompanied by:

♦	the name, residence and business address of the nominating shareholder;

♦	a representation that the shareholder is a record holder of Sunoco stock or holds Sunoco stock through a broker and the number of shares held, the length of time such shares have been held, and a representation that the shareholder intends to hold such shares through the date of the Annual Meeting;

♦	a representation that the shareholder intends to appear in person or by proxy at the 2006 Annual Meeting to nominate the individual(s) if the nominations are to be made at a shareholder meeting;

♦	information regarding each nominee which would be required to be included in a proxy statement;

♦	a description of any arrangements or understandings between and among the shareholder and each and every nominee; and

♦	the written consent of each nominee to serve as a director, if elected.

19.	Q: How can shareholders communicate with Sunoco’s Directors?
A:	Sunoco’s Board of Directors has established a process for shareholders to send communications to the Board. Shareholders may communicate with any of Sunoco’s directors, any committee chairperson or the Board of Directors by writing to the director, committee chairperson or the Board in care of Sunoco’s Chief Governance Officer, Assistant General Counsel and Corporate Secretary, Ann C. Mulé, at Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699. Communications received by the Chief Governance Officer, Assistant General Counsel and Corporate Secretary for any Sunoco director are forwarded directly to the director. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate Committee chairperson or to all non-management directors.

There were no material actions taken by the Board of Directors during 2004 as a result of communications from shareholders.

20.	Q: How much will this proxy solicitation cost?
A:	Morrow & Co., Inc. was hired by Sunoco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $10,000, plus estimated out-of-pocket expenses of $10,000. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

21.	Q: Who is soliciting my vote?
A:	Your vote is being solicited by the Board of Directors of Sunoco, Inc. for the 2005 Annual Meeting of Shareholders to be held on Thursday, May 5, 2005 at 9:30 a.m.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, as well as persons who own more than 10% of Sunoco’s common stock to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Sunoco believes that during 2004, all SEC filings of its officers and directors complied with the requirements of Section 16 of the Securities Exchange Act, based on a review of forms filed, or written notice that no annual forms were required, except that one transaction involving the exercise of 11,800 stock options by Mr. Maness in January 2004 was not reported on behalf of Mr. Maness on a timely filed Form 4 due to an administrative error but was subsequently reported on a Form 4 filed in February 2004.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines

INTRODUCTION

Sunoco’s corporate governance practices are designed to ensure that qualified directors are elected, that—other than the CEO—Sunoco’s directors are independent directors, and that directors are provided with full and transparent information from management so that the Board can function at a high level. Corporate governance practices also help to ensure that full and transparent disclosures are made by Sunoco to its shareholders, the securities markets and the Securities and Exchange Commission.

Sunoco’s Board has been focused on corporate governance practices for many years. Sunoco published its first set of formal corporate governance guidelines in 1998 and has updated and republished these guidelines each year in its proxy statement so that its shareholders would be well informed as to the manner in which Sunoco is governed.

Sunoco’s Board has specifically charged its Governance Committee with the responsibility of keeping up with “best practices” in corporate governance so that Sunoco’s practices can continually be updated. Recognizing that corporate governance is of critical importance to the enterprise and thus merits adequate resources, the Board elected in 2002 a Chief Governance Officer—a senior level executive whose job duties are dedicated to corporate governance and providing guidance with respect to compliance with the federal securities laws and the New York Stock Exchange Listing Standards. With respect to corporate governance matters, this executive reports directly to the Governance Committee and the full Board to help ensure that governance practices, consistent with Sunoco’s “best practices” philosophy, are implemented over time and in the context of an ever-changing and increasingly complex corporate environment.

The following Corporate Governance Guidelines were adopted by Sunoco’s Board of Directors on March 3, 2005.

ROLE OF BOARD AND MANAGEMENT

Sunoco’s business is conducted by its employees under the direction of the CEO and the oversight of the Board, to enhance the long-term value of Sunoco for its shareholders. The Board is elected by the shareholders to oversee management and to strive to assure that the long-term interests of the shareholders are being served. Both the Board and management recognize that the long-term interests of Sunoco are advanced by responsibly addressing the concerns of other constituencies, including employees, customers, suppliers and the communities in which Sunoco operates.

BOARD COMPOSITION

Annual Director Election:    Each director is elected annually by shareholders for a one-year term. Sunoco does not have a “staggered board.”

Director Independence:    A director is “independent” only if he or she is a non-management director and is free of any direct or indirect material relationship with Sunoco or its management. Except for Sunoco’s Chairman and CEO, all current directors meet the “independence” standards of the New York Stock Exchange Listing Standards and Sunoco’s Categorical Standards of Independence set forth below.

Categorical Standards of Independence:    To be considered “independent” for purposes of these Standards, a director must be determined by resolution of the full Board, after due deliberation, to have no direct or indirect material relationship with the Company other than as a director. In each case, the Board, through its Governance Committee, shall consider all relevant facts and circumstances, and shall apply the following standards when assessing the independence of a director:

a.	A director will not be considered “independent” if:

(i)	the director is, or within the last three years was, employed by the Company or any of its subsidiaries;
(ii)	an immediate family member of the director is, or has been within the last three years, employed by the Company as an executive officer;
(iii)	the director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided it is not contingent on continued service);
(iv)	an immediate family member of the director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided it is not contingent on continued service);
(v)	the director is a current partner of a firm that is the Company’s (or any of its subsidiaries) internal or external auditor; or is a current employee of such a firm; or who was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the Company’s audit within that time;
(vi)	an immediate family member of the director is a current partner of a firm that is the Company’s (or any of its subsidiaries) internal or external auditor; or is a current employee of a firm that is the Company’s (or any of its subsidiaries) internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on the Company’s audit within that time;
(vii)	the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or
(viii)	an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

b.	The following commercial relationships will not be considered material relationships that would impair a director’s independence:

(i)	if a director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount, which, in any of the last three fiscal years, did not exceed the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues;
(ii)	if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than two percent (2%) of the total consolidated assets of either company; or

(iii)	if a director is an executive officer of a tax-exempt organization and the Company made, within the preceding three years, contributions that in any single fiscal year were less than the greater of $1 million or two percent (2%) of the tax-exempt organization’s consolidated gross revenues, as determined from the tax-exempt organization’s latest publicly available financial information.

c.	An Audit Committee member may not have a direct or indirect financial relationship with the Company or any of its subsidiaries (i.e., accept directly or indirectly any consulting, advisory or other compensatory fee) other than compensation for service as a director. Audit Committee members may receive directors’ fees (in the form of cash, stock, stock units or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive).

d.	An Audit Committee member may not be an “affiliated person” of the Company or any of its subsidiaries. “Affiliated person” is defined in Rule 10A-3 of the Securities Exchange Act of 1934 to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

e.	With respect to any relationship not covered by paragraphs “a” and “b” above, the determination of whether the relationship is material, and therefore whether the director would be independent, will be made by the directors who satisfy the independence criteria set forth in paragraphs “a” and “b” above. The Company will describe and explain in the next proxy statement the basis for any determination by the Board of Directors that a relationship is not material despite the fact that it does not meet the categorical standards set for in paragraph “b” above. The Company will also disclose and explain the basis for any determination of independence for a director that does not meet the criteria in paragraphs “a” and “b” above.

Board Size and Mix:    Annually by resolution, Sunoco’s Board fixes the number of directors that will constitute the Board for the following year. The Board believes that a board size of between 10 and 12 directors is the ideal size for Sunoco, although at times the size may vary due to transition periods for new directors in anticipation of planned director retirements.

Director Qualifications:    The Governance Committee and the full Board of Directors considers, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

a.	A director is nominated based on his or her professional experience. He or she should be accomplished and have recognized achievements in his or her respective field.

b.	A director should have relevant education, expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

c.	A director should possess high personal and professional ethics, integrity and values.

d.	A director must be inquisitive and objective, have the ability to exercise practical and sound business judgment, and have an independent mind.

e.	A director must be willing to devote sufficient time and effort to carrying out his or her duties and responsibilities effectively.

f.	All of the directors, except for the Chief Executive Officer, should be “independent,” as outlined in Sunoco’s Categorical Standards of Independence, and be without the appearance of any conflict while serving as a director.

g.	A director should have the ability to work effectively with others.

h.	The Board generally seeks active or former chief executive officers or senior level executives of public companies, or leaders of major complex organizations, with experience at a strategy/policy setting level or with high level management experience.

i.	The Board of Directors seeks qualified individuals who, taken together, represent a diversity of skills, backgrounds and experience, including ethnic background, gender and professional experience.

j.	The Board, through the Governance Committee, is continually assessing which functional skills or areas of expertise are needed to round out the existing strengths of the Board as part of its director selection process.

k.	A director will not be nominated for election after his or her 72nd birthday.

Director Candidate Selection:    All of Sunoco’s directors are elected each year by its shareholders at the annual meeting of shareholders. The Board of Directors is responsible for filling vacancies on the Board at any time during the year, and for nominating director nominees to stand for election at the annual meeting of shareholders. The Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board. Director candidates may be identified by current directors of the Company, as well as by shareholders. The full Board reviews and has final approval authority on all potential director candidates being recommended to the shareholders for election.

Changes to a Director’s Current Position:    If the position held by an independent director at the time of election (including retirement) changes, he or she must offer to tender his or her resignation as a director to the Governance Committee.

Service by Independent Directors on Other Boards and Other Audit Committees:

➢	Other Boards. Sunoco does not limit the number of other public company boards on which an independent director may serve. However, Sunoco does expect all directors to devote sufficient time and effort to their duties as a Sunoco Board member. This is a factor that is considered in the annual individual director evaluation process.

➢	Other Audit Committees. As a general rule, Sunoco’s independent directors are expected to serve on not more than two other public company audit committees in addition to Sunoco’s.

Directors should advise Sunoco’s Governance Committee prior to joining the board of another public company so that a review can be performed to ensure there are no conflicts or other issues.

Service by CEO on Other Boards:    The CEO must obtain the approval of the Governance Committee prior to accepting an invitation to serve on the board of another public company. The Governance Committee is of the view that the CEO should be limited to two outside public company directorships in addition to board service on Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. Sunoco’s Board is of the view that service on the Sunoco Partners LLC board should not be considered an “outside public company directorship” because it is part of the responsibilities of Sunoco’s CEO to spend time overseeing each of Sunoco’s business units regardless of the corporate structure of those entities.

The CEO may not serve on the board of a company on which a Sunoco independent director serves as an officer.

Retirement Age:    Sunoco’s independent directors retire from the Board at the annual meeting following their 72nd birthday. Because Sunoco’s Board has adopted a mandatory retirement age and because Sunoco’s Governance Committee annually performs an individual director evaluation for each director prior to recommending his or her nomination for election by the shareholders, the Board has decided not to adopt arbitrary term limits for its directors.

No Former CEO on Board:    It is Sunoco’s policy that when the CEO retires from Sunoco, he or she must also resign from the Board at that time.

BOARD OPERATIONS

Board Leadership:    Sunoco’s CEO also holds the position “Chairman of the Board.” Sunoco’s Chairman and CEO is not a member of any standing Board committee, other than the Executive Committee. Sunoco believes the unified position of Chairman and CEO serves the corporation well because the remainder of Sunoco’s directors, who are all independent, have many opportunities to be involved with the agenda setting process and to significantly influence the Board process.

➢	Executive Sessions. Executive Sessions of only independent directors are regularly scheduled at the conclusion of each board meeting. A “Presiding Director” leads each Executive Session. The Presiding Director is responsible for leading and facilitating the agenda and discussions at these sessions. Sunoco’s independent directors each serve as Presiding Director for an Executive Session on a rotating basis. At each Executive Session, the Presiding Director also has the responsibility of soliciting board agenda items from the independent directors for future meetings, as well as seeking from the independent directors any items and/or matters that warrant follow-up. The Presiding Director has the responsibility of providing this information to the Chairman and CEO after each Executive Session.

➢	Independent Director Only Meetings. In addition to the Executive Sessions, two separate meetings of independent directors are held each year. The Chair of the Governance Committee leads these meetings and is responsible for agenda preparation.

Board Meetings:    Sunoco’s Board usually meets seven times per year in regularly scheduled meetings, but meets more often if necessary. Six of these regularly scheduled meetings occur over a 2-day period, including Committee meetings. During these meetings, strategic and other issues, as well as major corporate actions are reviewed and approved. In addition, annually, the Board meets over a longer period to summarize, review and approve strategic and other issues, as well as major corporate actions.

Meeting Agendas:    The Chairman and CEO establishes a preliminary agenda for each Board meeting. Any director may request items to be included on the agenda.

While the Board believes that a carefully planned agenda is important for effective Board meetings, the agenda is flexible enough to accommodate new developments. Ample time is scheduled at each Board meeting to assure full discussion of important matters. Agendas, in addition to including financial and operating reports, also include other reports, such as current issues that could affect Sunoco’s short-term and/or long-term strategy and business, critical measures and comparisons, and other types of presentations that could enhance a director’s perspective on various matters. Management presentations are scheduled to permit a substantial proportion of Board meeting time to be available for discussion and comments.

The Corporate Secretary maintains a list of recurring agenda items and the timing of such agenda items throughout the year. This list is circulated to all Board members, who are free to add additional agenda items.

Information Flow:    Board members receive agendas and other information well in advance of Board meetings so they will have an opportunity to prepare for discussion of the items at the meeting.

Information is provided from a variety of sources, including management reports, periodic SEC reports, a comparison of performance to operating and financial plans, reports on Sunoco’s stock performance and operations prepared by third parties, and articles from various business publications.

In many cases, significant items requiring Board approval may be reviewed at one or more meetings and voted upon in subsequent meetings, with the intervening time being used for seeking more information, clarification and discussion of relevant issues.

Regular Attendance of Non-Directors at Board Meetings:    Board meetings generally begin in executive session with only Board members and Sunoco’s General Counsel and its Corporate Secretary in attendance. Thereafter, the Board meets in plenary session joined by the other Sunoco senior executives. At each meeting, various senior executives report to the Board on their respective areas of responsibility. At times, other Sunoco personnel are asked to make specific presentations to the Board.

New Director Orientation:    Sunoco’s new directors are required to attend orientation sessions which include receiving and reviewing extensive materials relative to Sunoco’s business and operations, visiting Sunoco facilities and meeting key personnel. The orientation also includes an overview of Sunoco’s strategic plan, goals and objectives, governance practices, disclosure procedures and practices, compensation philosophy and an overview of Sunoco’s investor relations program.

New directors attend meetings of all Board committees to acquaint them with the work and operations of each committee. After this rotation, new directors are assigned to particular committees. The new members attend committee orientation sessions. These sessions are designed to educate new committee members in helping them understand the substantive responsibilities of the committee, which enables the new committee member to more quickly and effectively contribute.

Ongoing Director Education:    Sunoco conducts ongoing training or continuing director education for its Board members. In addition to plant and site visits, Sunoco has an ongoing program of continuing director education on emerging issues and topics designed to educate and inform directors in discharging their duties. Sunoco is supportive of, and reimburses, its directors for attending third-party director education programs.

Performance Evaluations:    Sunoco’s Board has a three-tier performance evaluation process which enables continuous improvements at all three tiers.

➢	Full Board Evaluation. The Board, through the Governance Committee, conducts an annual evaluation of how it is functioning as a whole. The results are reviewed with the Board.

➢	Committee Evaluation. Sunoco’s individual committees conduct annual self-evaluations. The results are reviewed with the Governance Committee and the Board.

➢	Individual Director Performance Evaluation. Individual director evaluations are conducted annually by the Governance Committee. The results are shared with the individual director.

BOARD STRUCTURE

Committees of the Board:    The full Board makes all decisions of major importance to Sunoco. The Board has established five standing committees so that certain areas can be addressed in more depth.

Committee Structure:    Sunoco’s five standing committees are: the Audit Committee, the Compensation Committee, the Governance Committee, the Public Affairs Committee, and the Executive Committee. Each Committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants at the expense of Sunoco. The current charters of each committee are published on Sunoco’s website and will be mailed to shareholders upon written request. A summary of the responsibilities of each of the committees follows:

➢	Audit Committee. The Audit Committee assists the Board in its oversight of the integrity of Sunoco’s financial statements and disclosures and other internal control processes and Sunoco’s compliance with ethics policies and legal and regulatory requirements. This Committee prepares a report that is included in Sunoco’s proxy statement. The Committee appoints, retains, compensates, terminates and oversees the work of, and evaluates the independence and ability of, the independent auditors, as well as selects, appoints and evaluates Sunoco’s General Auditor. The Committee also provides oversight on Sunoco’s guidelines and policies with respect to business risk matters and other matters deemed appropriate by the Committee. The Committee establishes procedures for handling complaints, including the anonymous, confidential treatment of complaints regarding Sunoco’s accounting, internal accounting controls or auditing matters.

➢	Compensation Committee. The Compensation Committee reviews and approves Sunoco’s compensation philosophy, reviews and recommends Board approval of Sunoco’s short- and long-term incentive plans, and reviews and approves the executive compensation programs and awards. The Committee determines and approves CEO compensation and the compensation of the other senior executive officers (see page 36 of Sunoco’s 2005 Proxy Statement). The Committee produces an annual report on executive compensation, which is included in Sunoco’s proxy statement. The Committee also reviews the general employee pension and employee welfare benefit plans, as appropriate.

➢	Governance Committee. The Governance Committee reviews the role, composition and structure of the Board and its committees. The Committee reviews and evaluates individual Board members each year prior to recommending the annual directors’ slate for election by shareholders at the Annual Meeting. The Committee identifies and reviews qualified individuals as potential new director candidates. Additionally, the Committee sets and administers policies governing the level and form of directors’ compensation.

The Governance Committee monitors and reviews corporate governance issues and emerging trends and continually benchmarks the “best practices” and governance guidelines of its peer companies, leading governance authorities and experts, as well as Sunoco’s institutional investors. The Committee has specifically been charged with recommending to the Board, on an on-going basis, a set of corporate governance guidelines.

➢	Public Affairs Committee. The Public Affairs Committee reviews Sunoco’s policies, practices and performance in the areas of environmental protection, health and safety, equal employment opportunity and diversity practices, government affairs and corporate charitable contributions. The Committee assesses Sunoco’s performance as a responsible corporate citizen and keeps the Board apprised of Sunoco’s relationship with its constituencies. The Committee reviews management’s position on important public affairs issues, and assures that Sunoco addresses critical public affairs issues from a perspective that considers the interests of Sunoco’s various constituencies. The Committee also assumes oversight responsibility for the resolution of significant complaints from shareholders, and the proper handling of shareholder proposals that concern topics within its purview for inclusion in Sunoco’s proxy statement.

➢	Executive Committee. The Executive Committee exercises the authority of the Board during the intervals between meetings of the Board except for Board actions specifically excluded by law and except that no action shall be taken by this Committee if any member of the Committee has voted in opposition.

Committee Membership:

➢	Independence. Each committee of the Board, except for the Executive Committee, is composed entirely of independent directors, as defined in the New York Stock Exchange Listing Standards and Sunoco’s Categorical Standards of Independence.

➢	Other Qualifications. The individual qualifications of committee members are reviewed annually for compliance with the various regulatory requirements mandated for the members of each particular committee. The Governance Committee recommends the members and chairs of the Committees to the Board.

➢	Rotation Policy. Sunoco’s Board does not have a practice of automatic rotation of committee chairs and members after a set time period. There are many reasons to maintain an individual director on a specific committee, including continuity and subject matter expertise necessary for an effective committee. However, the Governance Committee reviews the strengths and expertise of each director, as well as the current and anticipated needs for each committee and, at times, may rotate members based on committee needs.

Committee Agendas:    Committee agendas are prepared by the Committee Secretary in consultation with the Committee Chair. Annual recurring events for each committee are circulated each year and used as preliminary agenda items. All committee members are free to include additional items on an agenda.

Committee Reporting:    Each Committee Chair reports to the full Board on committee actions in a timely manner, but in no event later than the next Board meeting.

BOARD RESPONSIBILITIES

Review and Approve Sunoco’s Strategic Plan, Annual Operating Plan and Major Corporate Actions:

➢	Annually, the Board reviews and approves Sunoco’s three-year strategic plan and the annual operating plan.

➢	On an on-going basis, the Board reviews and approves all major corporate actions. The Board also reviews political, regulatory and economic trends and developments that may impact Sunoco.

Monitor Sunoco’s Performance:

➢	On an on-going basis during the year, the Board monitors Sunoco’s performance against its annual operating plan and against the performance of its peers.

➢	On a regular basis at Board meetings and through periodic updating, the Board reviews Sunoco’s financial performance with a particular focus on peer and competitive comparisons. These reviews include the views of management, as well as those of key investors and securities analysts.

Evaluate the CEO:

➢	The CEO is the highest-ranking member of the management team. As such, he or she is accountable to the Board for Sunoco’s management and performance.

➢	Annually, the CEO meets with the independent directors to discuss the overall performance and direction of the Company, as well as his or her individual performance.

➢	Following that discussion, the independent directors meet separately, at a meeting which is led by the Chair of the Governance Committee, to evaluate Sunoco’s direction and performance and the individual performance of the CEO.

➢	The results of this evaluation are communicated to the CEO at an executive session of the Board.

Review and Approve Executive Compensation:

➢	The Board, through the Compensation Committee, reviews and approves the compensation plans for senior executives to ensure they are appropriate, competitive and properly reflect Sunoco’s goals and objectives.

➢	Annually, the Compensation Committee develops appropriate goals and objectives for the annual and longer term executive incentive plans, which are then reviewed with the entire Board.

➢	The Compensation Committee evaluates the CEO’s performance in determining the CEO’s compensation.

Review and Approve CEO and Management Succession Planning and Development:

➢	The Board plans for succession of the CEO as well as the other senior executive positions.

➢	To assist the Board, the CEO annually provides the full Board with an assessment of senior executives, their potential to succeed him, and future development plans.

➢	The CEO also provides the full Board with an assessment of persons considered potential successors to the senior executive positions and future development plans.

Advise and Counsel Management:

➢	Advice and counsel to management occurs both through formal Board and Committee meetings and through informal, individual director contacts with the CEO and other members of management at various levels throughout the Company.

➢	The information needed for the Board’s decision-making will often be found within Sunoco, and directors have full access to management.

➢	The Board and its Committees have the right to, at any time, retain outside financial, legal or other advisors or consultants at the expense of Sunoco.

Monitor Ethical and Legal Compliance:

The Board, primarily through the Audit Committee, monitors ethical and legal compliance by overseeing the processes which are in place to maintain the integrity of the company—the integrity of the financial statements and the integrity of compliance with laws and ethics and with Sunoco’s Code of Business Conduct and Ethics.

BOARD AND EXECUTIVE COMPENSATION PROGRAM

Sunoco attempts to maintain fair and straightforward compensation programs at both the Board and executive levels which are designed to enhance shareholder value.

Director Compensation:

➢	Sunoco’s Governance Committee, which is composed entirely of independent directors, sets and administers the policies that govern the level and form of director compensation.

➢	Sunoco’s Governance Committee directly engages a third-party compensation consultant to advise it as to “best practices” and emerging trends in director compensation. The compensation consultant also benchmarks Sunoco’s director compensation compared to the proxy performance peer group and general industry data, which is adjusted for each company’s relative revenue base.

➢	Sunoco’s Governance Committee believes that a substantial portion of the total director compensation package should be in the form of Sunoco common shares and share equivalents in order to better align the interests of Sunoco’s directors with the long-term interests of its shareholders.

➢	In 2003, the Governance Committee recommended, and the full Board approved, the discontinuance of the granting of stock options to the Company’s independent directors as a form of compensation.

➢	In order to further encourage a link between director and shareholder interests, the Committee adopted Director Stock Ownership Guidelines to which members of the Board of Directors are expected to adhere. Sunoco’s independent directors are expected to own shares or share equivalents equal to 5 times the total annual retainer within 5 years of joining the Sunoco Board.

➢	In addition to the Director Stock Ownership Guidelines, director-nominees are required to own at least $2,000 worth of Sunoco common shares prior to standing for election as a director for the first time.

Executive Compensation:

➢	Sunoco’s Compensation Committee consists entirely of independent directors who have the sole authority to retain a third-party compensation consultant to assist in the evaluation of CEO and senior executive compensation.

➢	Total compensation for Sunoco’s CEO and the senior executives has been targeted at median levels as determined from an annual review of proxy performance peers, industry peers and general industry data, which is adjusted for each company’s relative revenue base. Actual total compensation has varied based upon Company performance.

➢	Sunoco’s annual incentive program is designed to result in payments that are closely correlated with Sunoco’s earnings, return on capital employed and health, environmental and safety performance.

➢	Most Sunoco salaried employees and many hourly manufacturing employees have participated in an annual bonus plan utilizing the same performance factors used for the executive annual incentive plan.

➢	Sunoco’s long-term incentive awards have been a mix of stock options and performance-based common stock units that are based on return on capital employed and growth in earnings per share measured over a three-year period.

➢	Sunoco’s long-term incentive awards (options and performance units) generally have been granted at a rate of less than 1% of outstanding shares per year.

➢	Under the current long-term incentive plan, all stock options granted have always been at the fair market value on the date of grant. Also, the plan has always prohibited the repricing of out-of-the-money stock options without shareholder approval and does not provide for reload options All stock options which have been granted under this plan have had a minimum vesting period of two years. It should also be noted that Sunoco began expensing stock options in 2002. Sunoco has been following the fair value method of accounting.

➢	Sunoco believes that all of its executive incentive plans qualify under IRC Section 162(m) as performance-based plans that enable Sunoco to fully deduct the performance-based plan payments.

➢	Sunoco maintains stock ownership guidelines for its approximately top 40 executives. The amount of stock required to be owned increases with the level of responsibility of each executive, with the CEO expected to own stock with a value at least equal to six times his base salary.

➢	Sunoco employees are prohibited from hedging their exposure in connection with transactions in Sunoco stock.

➢	Sunoco prohibits any executive of the Company from utilizing, engaging, retaining, or hiring, the independent auditor that has been appointed/engaged by Sunoco’s Audit Committee for personal financial counseling, including tax services.

➢	Sunoco policy prohibits the making of personal loans or extensions of credit to directors or executive officers.

A copy of the Corporate Governance Guidelines can also be found at Sunoco’s internet web site at www.SunocoInc.com, and a printed copy is available upon request.

Other Governance Matters

Director Independence

Except for the Chief Executive Officer, all of Sunoco’s directors are independent as defined by the New York Stock Exchange Corporate Governance Listing Standards, as amended, and as defined by the Board under the Company’s Categorical Standards of Independence (the “Standards”). The Standards were recommended by the Governance Committee and adopted by the Board of Directors. In accordance with the Standards, an independent director must be determined by the Board to have no material relationship with the Company. The Standards specify the criteria by which the independence of Sunoco’s directors will be determined. When making an independence determination, the Board endeavors to consider all relevant facts and circumstances.

The full text of the Standards is included in Sunoco’s Corporate Governance Guidelines under “Categorical Standards of Independence” on page 12 of this proxy statement.

Pursuant to the Standards and a review of relevant facts and circumstances, the Board has affirmatively determined that all the directors, with the exception of John G. Drosdick, Sunoco’s Chairman, Chief Executive Officer and President, are independent. The directors determined to be independent are: Robert J. Darnall, Ursula O. Fairbairn, Thomas P. Gerrity, Rosemarie B. Greco, James G. Kaiser, Robert D. Kennedy, Richard H. Lenny, Norman S. Matthews, R. Anderson Pew, G. Jackson Ratcliffe, John W. Rowe, and John K. Wulff.

Certain Relationships and Related Transactions

Sunoco does business with entities with whom certain of the directors are affiliated, either as an executive officer or by serving on the entity’s board. The Board, through its Governance Committee, has carefully reviewed each of these relationships, and has concluded that they relate to activities conducted in the normal course of business, that they are not material to either Sunoco or any of the entities, that none impairs the independence of the directors, and that none requires additional disclosure.

Communications with Directors

Interested persons with concerns may communicate with Sunoco’s non-management directors by calling Sunoco’s toll-free, confidential Employee and Compliance Hotline at 1-800-228-5687. The hotline is available 24 hours a day, seven days a week.

Annual Meetings

For the last seven years, Sunoco’s annual meetings of shareholders have been held in Philadelphia, where Sunoco’s corporate headquarters and several major operating facilities are located. The meetings are always live, in-person meetings. They are not held by remote communication. The polls remain open during the meetings until shareholders have had the opportunity to ask questions about the items being voted on. In addition, at the end of the business portion of the meeting, a question-and-answer period is held during which shareholders can ask questions on any matters. It is the Company’s policy that the directors who are up for election at the annual meeting attend the annual meeting. All nominees for election at the 2004 Annual Meeting of Shareholders attended the 2004 Annual Meeting, except for Ursula O. Fairbairn.

Code of Business Conduct and Ethics

Sunoco, Inc. has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) effective April 1, 2003 which applies to all officers, directors and employees and includes the Code of Ethics for the chief executive officer, the principal financial officer, the principal accounting officer and persons performing similar functions. Sunoco intends to disclose on its web site the nature of any future amendments to and waivers of the Code of Ethics that apply to the chief executive officer, the principal financial officer, the principal accounting officer or persons performing similar functions.

A copy of the Code of Ethics can be found on Sunoco’s web site (www.SunocoInc.com), and a printed copy is available upon request.

Board Committee Charters

The Board of Directors has five standing committees consisting of the Audit Committee, Compensation Committee, Executive Committee, Governance Committee, and Public Affairs Committee. Each committee has its own charter. The charters are included as appendices to this proxy statement. Copies of the charters can also be found at Sunoco’s Internet web site at www.SunocoInc.com, and printed copies are available upon request.

Board and Committee Membership

During 2004, the Board of Directors held 8 meetings and had five committees consisting of an Audit Committee, a Compensation Committee, an Executive Committee, a Governance Committee, and a Public Affairs Committee. For a description of the functions performed by each of these committees, see Sunoco’s Corporate Governance Guidelines beginning on page 11, and the committee charters contained in the appendices to this proxy statement. All directors attended at least 75% of the total number of Board meetings and committee meetings during the period that they served on the Board and committees in 2004.

The table below provides Board committee membership as of March 3, 2005. The table also indicates the number of meetings held by each of the Board committees in 2004.

Name	Audit[1]	Compensation	Executive	Governance	Public Affairs

R. J. Darnall	x			x	x
J. G. Drosdick			x2
U. O. Fairbairn		x	x		x
T. P. Gerrity	x2			x
R. B. Greco	x		x	x
J. G. Kaiser		x	x		x2
R. D. Kennedy[3]		x	x	x2	x
R. H. Lenny		x		x	x
N. S. Matthews[3]		x	x		x
R. A. Pew			x		x
G. J. Ratcliffe	x	x2		x
J. W. Rowe		x			x
J. K. Wulff	x

Number of Meetings in 2004	13	6	3	5	3

NOTES TO TABLE:

[1]	All members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, Sunoco’s Categorical Standards of Independence, and the rules and regulations of the Securities and Exchange Commission.

[2]	Committee Chairperson.

[3]	R. D. Kennedy and N. S. Matthews will retire as directors on May 5, 2005 as they have attained the mandatory Board retirement age.

Audit Committee Financial Expert

The Board has determined that Mr. John K. Wulff qualifies as an “audit committee financial expert,” as defined by the applicable rules of the Securities and Exchange Commission, based on his financial and accounting education and experience, and has designated Mr. Wulff as the “audit committee financial expert.” Mr. Wulff is currently the Non-Executive Chairman of Hercules Incorporated. He was with KPMG and predecessor certified public accounting firms from 1971 until 1987. He was an audit partner at KPMG and its predecessor firms for ten years. He served as Chief Financial Officer of Union Carbide for five years until its merger with Dow Chemical Company, and he was a member of the Financial Accounting Standards Board (“FASB”) for two years.

Directors’ Compensation

As discussed in the Corporate Governance Guidelines, directors are compensated partially in Sunoco common stock or stock equivalents to better align their interests with those of Sunoco’s shareholders. Currently, equity-based compensation represents a substantial portion of the total compensation package. The Chief Executive Officer (“CEO”) is not paid for his services as a director. The following table summarizes the annual compensation of Sunoco’s directors.

Directors’ Compensation Table

Type of Compensation	Value

Annual Retainer (Cash Portion)	$34,900

Annual Retainer (Stock-Based Portion)	$40,000[1]

Annual Restricted Share Credit under Directors’ Deferred Compensation Plan	$27,500[2]

TOTAL (excluding Committee Chair Retainer, Committee Chair Fee, and meeting fees)	$102,400

Annual Retainer for Committee Chair	$2,000

Committee Chair Fee (per meeting attended for which a director serves as chair)	$500

Board or Committee Attendance Fee (per meeting attended)[3]	$2,000

NOTES TO TABLE:

[1]	In 2004, 525 shares of Sunoco common stock were paid under the Directors’ Retainer Stock Plan. Also in 2004, in recognition of an increase in the retainer, the directors received an additional 90 shares of Sunoco common stock under the Directors’ Retainer Stock Plan.

[2]	For 2004, the Restricted Share Credit was $22,000. This represented the approximate dollar value on the date of grant of 344 restricted share units, calculated in accordance with the terms of the Directors’ Deferred Compensation Plan. After May 2005, the annual Restricted Share Credit will be $27,500.

[3]	A fee of $2,000 per day is also paid in cash for special meetings.

Directors’ Deferred Compensation Plan:    The Directors’ Deferred Compensation Plan permits independent directors to defer a portion of their compensation. Payments of compensation deferred under this plan are restricted in terms of the earliest and latest dates that payments may begin. Deferred compensation is designated as share units, cash units, or a combination of both. Cash units accrue interest at a rate based upon Sunoco’s cost of borrowing. A share unit is treated as if it were invested in shares of Sunoco common stock, but it does not have voting rights. If share units are chosen, dividend equivalents are credited in the form of additional share units. Share units are settled in cash, based upon the fair market value of Sunoco common stock at the time of payment. The Plan also provides for the annual crediting of restricted share units, which is a portion of the directors’ compensation package. The restricted share units are not payable until death or other termination of Board service, or in the event of a change in control of the Company.

Directors’ Retainer Stock Plan:    The Retainer Stock Plan for independent directors allows for the payment of a portion of the independent directors’ annual retainer in stock. The retainer is granted to each director after the annual meeting. Any shares issued are restricted, prohibiting the transfer or sale of such shares for one year from the date of issue. The holder of the shares receives quarterly dividend equivalents equal to the dividends declared on the Company’s shares. A director may defer receipt of these shares pursuant to the Directors’ Deferred Compensation Plan in share units.

Long-Term Performance Enhancement Plan II:    The Long-Term Performance Enhancement Plan II provides that stock option awards under the plan may be made to independent directors of the Company. The options generally have a ten-year term and are generally exercisable two years after the date of grant. The purchase price payable upon exercise of an option will not be less than the fair market value of a share of Sunoco common stock on the date the option was granted. The purchase price may be paid in cash or in shares of common stock. In 2003, the Company discontinued granting stock options to the Company’s independent directors.

The Directors’ Retainer Stock Plan and the Long-Term Performance Enhancement Plan II, which are equity compensation plans, were approved by the shareholders.

Directors’ Deferred Compensation and Benefits Trust:    In the event of a change in control, the Directors’ Deferred Compensation and Benefits Trust may be funded to provide the source of funds for the Company to meet its liabilities under certain benefit plans and arrangements, including the Directors’ Deferred Compensation Plan. Assets held by the Trust are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Other Compensation and Benefits:    As part of their compensation package, the directors are also reimbursed for their expenses related to their attendance at Sunoco meetings, including room, meals, and transportation to and from board and committee meetings (e.g., commercial flights, trains, cars and parking). At times, a director may travel to and from Sunoco meetings on Sunoco corporate aircraft. When traveling on Sunoco business, a director may be accompanied by his or her spouse at Sunoco’s expense. As a member of the Board of Directors, the directors are automatically covered by the following insurance plans—travel accident insurance coverage of $250,000, which protects them whenever they travel on Sunoco business, and life insurance, which is provided to independent directors in the amount of $50,000 until the director’s Board service terminates. Also as part of their compensation package, the directors are reimbursed for attendance at qualified third-party director education programs.

Directors’ Stock Ownership Guidelines:    Each independent director is expected to own Sunoco common stock with a market value equal to at least 5 times the total annual retainer. Included in the determination of stock ownership for purposes of these guidelines are all shares beneficially owned and any share units held in the Directors’ Deferred Compensation Plan. New directors are allowed a five-year phase-in period to comply with the guidelines. As of December 31, 2004, all independent directors were in compliance with the guidelines or, in the case of directors elected during the past five years, on track to achieve compliance with the guidelines within the five-year period.

Directors’ & Officers’ Indemnification Agreements

Sunoco’s bylaws require that Sunoco indemnify its directors and officers, to the extent permitted by Pennsylvania law, against any costs, expenses (including attorneys’ fees) and other liabilities to which they may become subject by reason of their service to Sunoco. Sunoco has purchased liability insurance for its directors and officers and has entered into indemnification agreements with its directors and certain key executive officers and other management personnel. This insurance and the indemnification agreements supplement the provisions in Sunoco’s Articles of Incorporation which eliminate the potential monetary liability of directors and officers to Sunoco or its shareholders in certain situations as permitted by law.

Directors’ & Officers’ Ownership of Sunoco Stock

The following table shows how much Sunoco common stock each director nominee, Named Executive Officer1, and all directors and executive officers as a group, beneficially owned as of December 31, 2004.

Directors’ & Officers’ Stock Ownership

Name	Shares of Common Stock Beneficially Owned[2]	Share Units and Share Equivalents[3]	Total	Percent of Class Outstanding[4]

R. J. Darnall**[5]	5,246	5,947	11,193	*

J. G. Drosdick**[5]	408,645	0	408,645	*

U. O. Fairbairn**[5]	5,172	7,207	12,379	*

T. P. Gerrity[6]	1,485	11,187	12,672	*

R. B. Greco**[5]	5,706	12,435	18,141	*

T. W. Hofmann**	36,641	0	36,641	*

J. G. Kaiser**[5]	11,840	8,400	20,240	*

R. D. Kennedy**[7]	16,985	6,204	23,189	*

R. H. Lenny**	1,090	7,552	8,642	*

J. H. Maness**	76,536	1,779	78,315	*

N. S. Matthews**[7]	1,000	14,689	15,689	*

R. W. Owens	40,649	2,812	43,461	*

R. A. Pew[6]	80,541	4,991	85,532	*

G. J. Ratcliffe**[6]	1,000	11,118	12,118	*

J. W. Rowe	1,000	3,130	4,130	*

C. K. Valutas**	42,973	0	42,973	*

J. K. Wulff	1,000	2,101	3,101	*

All directors and executive officers as a group including those named above**[5,6]	967,057	100,905	1,067,962	1.5%

NOTES TO TABLE:

*	Represents holdings of less than 1% of Sunoco’s outstanding common stock.

**	Certain of the directors and executive officers own common units representing limited partnership interests of Sunoco Logistics Partners L.P., a master limited partnership in which Sunoco has a 62.6% interest. The number of such common units beneficially owned by individuals listed in the Directors’ and Officers’ Stock Ownership Table as of December 31, 2004 are as follows: R. J. Darnall (4,000); J. G. Drosdick (30,000); U. O. Fairbairn (2,500); R. B. Greco (1,500); T. W. Hofmann (2,500); J. G. Kaiser (2,500); R. D. Kennedy (5,000); R. H. Lenny (500); J. H. Maness (18,000); N. S. Matthews (25,000); G.J. Ratcliffe (16,000); and C. K. Valutas (3,575, jointly, and 695, as custodian). The total number of such common units owned by directors and executive officers as a group (24 persons) is 132,520. The number of common units of Sunoco Logistics Partners L.P. held by each individual is less than 1% of the outstanding common units as of December 31, 2004; the total number held by the group is approximately 1% of the common units. These amounts are not included in the table.

[1]	The Chief Executive Officer and the next four most highly compensated executive officers during the last fiscal year.

[2]	This column includes shares of Sunoco common stock held by directors and officers or by certain members of their families (for which the directors and officers have sole or shared voting or investment power), shares of Sunoco common stock they hold in SunCAP and Sunoco’s Shareholder Access & Reinvestment Plan or “SHARP”, and shares of Sunoco common stock that directors and officers had the right to acquire within 60 days of December 31, 2004.

[3]	Includes share unit balances held under the Directors’ Deferred Compensation Plan and the Deferred Compensation Plan for executives, and share equivalent balances held by executives under Sunoco’s Savings Restoration Plan (see footnote 3 on page 43). Although ultimately paid in cash, the value of share units and share equivalents mirrors the value of Sunoco common stock. Thus, the amounts ultimately realized by the directors and executive officers will reflect all changes in the market value of Sunoco common stock from the date of deferral and/or accrual until the date of payout. The share units and share equivalents do not have voting rights, but are credited with dividend equivalents in the form of additional share units or share equivalents.

[4]	Based on the number of shares of common stock outstanding at December 31, 2004.

[5]	The amounts of shares of common stock beneficially owned include shares of Sunoco common stock which the following persons have the right to acquire as a result of the exercise of stock options within 60 days after December 31, 2004 under certain Sunoco, Inc. plans:

Name	Shares

R. J. Darnall	3,246[a]

J. G. Drosdick	125,000[b]

U. O. Fairbairn	3,246

R. B. Greco	3,246

J. G. Kaiser	3,246

All directors and executive officers as a group (including those named above)	209,984

[a]	In February 2005, Mr. Darnall exercised 3,246 stock options and did not retain any shares.

[b]	In February 2005, Mr. Drosdick exercised 125,000 stock options. See footnote 3 of the Aggregated Option Table on page 45.

[6]	The individuals and group named in the table have sole voting power and investment power with respect to shares of Sunoco common stock beneficially owned, except that voting and/or investment power is shared as follows:

Name	Shares

T. P. Gerrity	1,485

R. A. Pew	16,050

G. J. Ratcliffe	1,000

All directors and executive officers as a group (including those named above)	19,608

[7]	R. D. Kennedy and N. S. Matthews will retire as directors on May 5, 2005 as they have attained the mandatory Board retirement age.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 with respect to Sunoco common stock that may be issued upon the exercise of options, warrants and rights under Sunoco’s existing equity compensation plans, including the Long-Term Performance Enhancement Plan II, Long-Term Performance Enhancement Plan, Executive Long-Term Stock Investment Plan, and Retainer Stock Plan for Outside Directors.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:			2,136,399[4]
Stock options	1,383,544[1]	$52.84
Common stock units	83,640[2]	—[3]
Equity compensation plans not approved by shareholders	0	$—	0

Total	1,467,184	$52.84	2,136,399

[1]	Consists of stock options granted under the following shareholder-approved plans: Long-Term Performance Enhancement Plan II and the following expired shareholder-approved plans: Executive Long-Term Stock Incentive Plan and the Long-Term Performance Enhancement Plan. No additional awards may be granted under the expired plans.

[2]	Consists of common stock units awarded under the Long-Term Performance Enhancement Plan and the Long-Term Performance Enhancement Plan II that are payable in stock. In addition, there are 416,735 common stock units that are payable in cash under these plans. No additional awards may be granted under the Long-Term Performance Enhancement Plan.

[3]	Common stock units do not have an exercise price. Payout is based on meeting certain targeted performance criteria or length of employment.

[4]	Consists of 1,940,760 shares available for issuance under the Long-Term Performance Enhancement Plan II and 195,639 shares under the Retainer Stock Plan for Outside Directors.

PROPOSALS ON WHICH YOU MAY VOTE

Item 1.    Election of Directors

There are 11 nominees for election this year. Detailed information on each nominee is provided on pages 30 to 33. All directors are elected annually, and serve a one-year term until the next Annual Meeting. All of the director nominees have consented to serve if elected. However, if any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the Board may reduce the number of directors to be elected at the Annual Meeting, or designate a substitute. If a substitute is designated, proxy votes in favor of the original director candidate will be counted for the substituted candidate. At this time, the Board of Directors knows no reason why any of the nominees may not be able to serve as a director if elected.

Your Board unanimously recommends a vote FOR each of these directors.

Nominees for the Board of Directors

ROBERT J. DARNALL	Director since 2000
Age 66
Mr. Darnall is the former Chairman of the Board of Prime Advantage Corp. (an internet provider of strategic sourcing services and logistics management to industrial manufacturers), a position he held from February 2000 to January 2002, and its former Interim Chief Executive Officer, a position he held from February 2000 to March 2001. He retired as President and Chief Executive Officer of Ispat North America, Inc. (a carbon steel manufacturer) in January 2000, a position he had held since November 1998. He was Chairman, President and Chief Executive Officer of Inland Steel Industries, Inc. (a carbon steel manufacturer and processor/distributor of industrial materials) from September 1992 to October 1998. Mr. Darnall is also a director of Cummins, Inc.; HSBC North American Holdings Inc.; Pactiv Corporation; and United States Steel Corporation.

JOHN G. DROSDICK	Director since 1996
Age 61
Mr. Drosdick is Chairman, Chief Executive Officer and President of Sunoco, Inc. and Chairman of the Board of Directors of Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. Mr. Drosdick was elected Chairman and Chief Executive Officer of Sunoco, Inc. in May 2000 and Chairman of the Board of Sunoco Partners LLC in October 2001. Mr. Drosdick has been a director and President of Sunoco, Inc. since December 1996. He was also Chief Operating Officer of Sunoco, Inc. from December 1996 to May 2000. He is also a director of Lincoln National Corporation (until May 2005) and United States Steel Corporation.

Nominees for the Board of Directors

URSULA O. FAIRBAIRN	Director since 2001
Age 62
Ms. Fairbairn is Executive Vice President, Human Resources & Quality, American Express Co. (a diversified global travel and financial services company), a position she has held since December 1996. Previously, Ms. Fairbairn was Senior Vice President, Human Resources at Union Pacific Corporation (a transportation company) from 1990 until November 1996. Prior to that, she held numerous marketing and human resources executive positions at International Business Machines Corporation. She is also a director of Air Products and Chemicals, Inc. and VF Corporation.

THOMAS P. GERRITY	Director since 1990
Age 63
Dr. Gerrity is a Professor of Management at The Wharton School (the business school) of the University of Pennsylvania, a position he has held since 1990. He also served as Dean of The Wharton School from July 1990 through July 1999. He is also a director of CVS Corporation; Fannie Mae; Hercules Incorporated; Internet Capital Group, Inc.; and Knight Ridder.

ROSEMARIE B. GRECO	Director since 1998
Age 58
Ms. Greco is Director, Office of Health Care Reform for the Commonwealth of Pennsylvania, a position she has held since January 2003. She was founding Principal of GRECOventures Ltd. (a business investment and consulting partnership), a position she held from January 1999 until January 2003. Ms. Greco was Co-Chair of the Private Industry Council of Philadelphia (a private non-profit organization that is a resource for workforce development and job training) from August 1998 to December 1998, and Interim President and Chief Executive Officer of the Council from April 1998 to August 1998. From January 1998 until April 1998, she did consulting work. Ms. Greco was President of CoreStates Financial Corp. (parent company of CoreStates Bank) from May 1996 until August 1997, and President and Chief Executive Officer of CoreStates Bank (a financial institution) from August 1994 until August 1997. She remained affiliated with CoreStates in an advisory capacity from August 1997 until the end of January 1998. Ms. Greco served as Chief Banking Officer of CoreStates Financial Corp. from August 1994 to June 1996; Chief Retail Services Officer from October 1993 to August 1994; and was a bank director from April 1992 to August 1997. She was the President and Chief Executive Officer of CoreStates First Pennsylvania Bank Division of CoreStates Bank from March 1991 to August 1994. Ms. Greco is also a director of Exelon Corp.; Pennsylvania Real Estate Investment Trust; and is a trustee of the SEI I Mutual Funds of SEI Investments.

Nominees for the Board of Directors

JAMES G. KAISER	Director since 1993
Age 62
Mr. Kaiser is Chairman, Chief Executive Officer and a director of Avenir Partners, Inc. (an automobile business), a position that he has held since December 1998, and President and a director of Kaiser Services, LLC (a business development company), a position that he has held since December 1998. Mr. Kaiser was engaged in developing businesses from January 1996 until December 1998. He retired as President, Chief Executive Officer and director of Quanterra Incorporated in January 1996, positions he had held since June 1994. Quanterra succeeded to businesses of the environmental analytical services division of International Technology Corporation and Enseco (a unit of Corning Incorporated) for which Mr. Kaiser had been President and Chief Executive Officer since June 1992. Previously, he had served as Senior Vice President and General Manager of Corning’s Technical Products Division and Latin America/Asia Pacific Exports Group since 1984. Mr. Kaiser is also a director of MeadWestvaco Corporation.

RICHARD H. LENNY	Director since 2002
Age 53
Since January 2002, Mr. Lenny has been Chairman of the Board of Hershey Foods Corporation (a manufacturer, distributor and marketer of chocolate and non-chocolate candy, and chocolate related grocery products). He has been its President and Chief Executive Officer since March 2001. He was formerly Group Vice President of Kraft Foods, Inc. (a marketer of several food brands) and President of its Nabisco Biscuit and Snack business from December 2000 until March 2001; President, Nabisco Biscuit Company from February 1998 until December 2000; and President, Pillsbury North America (a marketer of several food brands) from February 1995 to February 1998.

R. ANDERSON PEW	Director since 1978
Age 68
Mr. Pew retired from Sunoco in May 1996 as Chief Executive Officer of Radnor Corporation (a real estate subsidiary of Sunoco), a position he had held since March 1995, and as President of Helios Capital Corporation (a leasing subsidiary of Sunoco), a position he had held since September 1977. Mr. Pew joined Sunoco in 1958, and served as Corporate Secretary from May 1974 until July 1977. Mr. Pew is a director of The Glenmede Corporation (a Pennsylvania holding company) and its wholly owned subsidiary, The Glenmede Trust Company, N.A., a provider of investment, trust and wealth management services.

Nominees for the Board of Directors

G. JACKSON RATCLIFFE	Director since 1998
Age 68
Mr. Ratcliffe is retired Chairman of the Board of Hubbell Incorporated (an international manufacturer of electrical and electronic products), a position he held from 1987 until September 2004, having been first elected to its Board in 1980. He also served as its President and Chief Executive Officer from January 1988 until his retirement in July 2001. Mr. Ratcliffe is also a director of Barnes Group, Inc.; Hubbell Incorporated; and Praxair, Inc.

JOHN W. ROWE	Director since 2003
Age 59
Since November 2004, Mr. Rowe has been Chairman, President and CEO of Exelon Corporation (an electric utility company). He has been Chairman and CEO since April 2002, serving as President and Co-CEO from October 2000 through April 2003. He was Chairman, CEO and President of Unicom Corporation and Commonwealth Edison (electric utility companies) from March 1998 until October 2000, prior to the merger of Unicom and PECO Energy. Mr. Rowe is also a director of Northern Trust Corporation and UnumProvident Corporation.

JOHN K. WULFF	Director since 2004
Age 56
Mr. Wulff is Non-Executive Chairman of the Board of Hercules Incorporated (a manufacturer and supplier of specialty chemical products), a position he has held since December 2003. Mr. Wulff was first elected as a director of Hercules in July 2003 and served as Interim Chairman from October 2003 to December 2003. Mr. Wulff served as a Member of the Financial Accounting Standards Board (the organization responsible for establishing standards of financial accounting and reporting in the United States) from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was Chief Financial Officer of Union Carbide Corporation (a manufacturer of chemicals, plastics, industrial gases and carbon/graphite). During his fourteen years with Union Carbide, Mr. Wulff also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. From April 1977 until June 1987, Mr. Wulff was an audit partner with KPMG and predecessor firms (accounting and consulting firms). Mr. Wulff is also a director of Fannie Mae and Moody’s Corporation.

Item 2.    Ratification of the Appointment of Ernst & Young LLP as Independent Auditors for the Fiscal Year 2005

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent auditors for the fiscal year 2005 subject to your ratification. Ernst & Young has served as our independent auditors since 1996. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Representatives of Ernst & Young will attend the Annual Meeting to answer appropriate questions. They also may make a statement, if they choose to do so. All the work performed for Sunoco, Inc. by Ernst & Young pertaining to 2004 and the related fees were pre-approved by Sunoco’s Audit Committee. The work performed by Ernst & Young pertaining to 2004 for Sunoco Logistics Partners L.P., a master limited partnership in which Sunoco has a 62.6% interest, and related fees were pre-approved by the Audit/Conflicts Committee of Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. The Ernst & Young fees for 2004 and 2003 pertaining to work performed for Sunoco, Inc. and Sunoco Logistics Partners L.P. are set forth below.

Auditor Fees

	2004	2003

Audit Fees[1]	$7,372,701	$2,342,768

Audit-Related Fees[2]	$736,971	$1,132,567

Tax Fees[3]	$136,190	$19,500

All Other Fees	$ —	$ —

Total	$8,245,862	$3,494,835

NOTES	TO TABLE:

[1]	Audit fees for 2004 and 2003 include fees related to the annual audit of Sunoco’s and Sunoco Logistics Partners L.P.’s consolidated financial statements and reviews of their financial statements included in Quarterly Reports on Form 10-Q, and other audit and attestation services related to statutory or regulatory filings. The 2004 audit fees also include the audits of Sunoco’s and Sunoco Logistics Partners L.P.’s internal control over financial reporting and their respective management’s assessment thereof, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

[2]	Audit-related fees consisted of fees for consultation on accounting and reporting matters, audits of separate financial statements of subsidiaries and affiliates and employee benefit plans, and agreed upon special audit procedures. The 2003 amount has been adjusted to include fees attributable to the Epsilon Products Company LLC polypropylene joint venture which was consolidated effective January 1, 2003 upon adoption of FASB Interpretation No. 46.

[3]	Tax fees for 2004 and 2003 include fees related to preparation and review of certain subsidiary tax returns and licensing fees for a software package to determine customs payments. The 2004 tax fees also include fees for tax consulting services in a prior year.

Your Board unanimously recommends a vote FOR the ratification of Ernst & Young’s appointment as independent auditors for the fiscal year 2005.

Approval of Audit and Non-Audit Services

Under its pre-approval policy, concurrent with the appointment of the independent auditors, the Audit Committee specifically pre-approves the recurring audit and audit-related services and estimated fees. In addition, the Audit Committee provides pre-approval of certain audit and audit-related services. This provides the necessary flexibility to enable the Company to consult with the independent auditors on routine audit and audit-related matters or to enable the independent auditors to provide services that only they may provide. With regard to tax services, the Audit Committee provides pre-approval for recurring, routine tax compliance services. If circumstances arise during the year that require the engagement of the independent auditors for additional services not contemplated in the original pre-approvals, the Audit Committee would specifically pre-approve the services and estimated fees before the independent auditors provide such services.

The Company has determined that it will not engage the independent auditors for tax planning services for the Company or its executives. The Company will engage its independent auditors for permitted non-audit services only if the Audit Committee determines that specific services are in the best interests of the Company and would not impair the independence of the auditors.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Committee”) reviews Sunoco’s financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the internal controls over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, and opinions on both management’s assessment of as well as the effectiveness of the Company’s internal control over financial reporting. The Committee monitors these processes. A copy of the Audit Committee Charter which specifies the purpose and responsibilities of the Committee is attached to the proxy statement as Appendix A.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Committee has reviewed and discussed the audited financial statements and management’s and the independent auditor’s evaluations of the Company’s system of internal control over financial reporting contained in the 2004 Annual Report on Form 10-K. As part of this review, the Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting.

As required by the standards of the Public Company Accounting Oversight Board, the Committee has discussed with the independent auditors (1) the matters specified in Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended and (2) the independence of the independent auditors from Sunoco and its management. The Committee obtained a written statement from the independent auditors concerning independence as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee also considered the compatibility of non-audit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements and management’s report on internal control over financial reporting in Sunoco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Respectfully submitted on March 3, 2005 by the members of the Audit Committee of the Board of Directors:

Thomas P. Gerrity, Chair

Robert J. Darnall

Rosemarie B. Greco

G. Jackson Ratcliffe

John K. Wulff

EXECUTIVE COMPENSATION: REPORT OF THE COMPENSATION COMMITTEE

The Committee’s Responsibilities:    The Compensation Committee of Sunoco’s Board of Directors (the “Committee”) has responsibility for setting and administering the policies which govern Sunoco’s executive compensation program. The Committee reviews and approves Sunoco’s compensation philosophy; reviews and recommends to the Board for approval Sunoco’s short- and long-term plans; reviews and approves the executive compensation programs and awards; and annually reviews, determines and approves the compensation for the Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation table on page 42 (collectively, the “Named Executive Officers” or “NEOs”). The Committee Chair reports committee actions, decisions and recommendations at the meetings of the full Board. The Committee has authority to engage outside advisors, experts and others to assist the Committee at the expense of the Company. (See also the Committee’s Charter attached to this proxy statement as Appendix B.)

Committee Governance:    The Committee is comprised of non-employee, independent directors. The Committee’s compensation consultant advises it regarding “best practices” in executive compensation, and reviews market data to assess Sunoco’s competitive position and the levels of compensation for the three components of the Company’s executive compensation program—base salary, annual incentives, and long-term incentives. The market data reviewed by the Committee includes data from Sunoco’s performance peer group, other companies in the oil industry and other companies in general industry whose data is adjusted for each company’s relative revenue base. The compensation consultant also advises the Committee with respect to specific executive compensation decisions. There is a formal orientation program for new Committee members to help ensure that new Committee members understand the work of the Committee thoroughly and can contribute more fully. The Committee holds executive sessions consisting only of Committee members (and, if requested, the compensation consultant) after each regular Committee meeting. The Committee reviews all of the perquisites of the CEO and the other NEOs as well as their compliance with Sunoco’s policies regarding perquisites. The Committee reviews annually the company’s total compensation liabilities to the CEO and the senior executives under various scenarios, including voluntary termination, normal retirement, involuntary termination and involuntary termination due to a change-in-control of the Company. The Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any senior executive. The Committee receives reports from the Company’s Chief Governance Officer as to current governance trends in the area of executive compensation. The Committee also establishes, reviews, approves and monitors compliance with the Company’s Executive Stock Ownership Guidelines.

Executive Stock Ownership Guidelines:    The Committee considers stock ownership by executives to be an important means of linking executive interests directly to those of shareholders. Sunoco maintains stock ownership guidelines for its approximately 40 top executives. The amount of stock required to be owned increases with the level of responsibility. The Chief Executive Officer is expected to own stock with a value at least equal to six times his base salary, and the senior executives (including the other NEOs) are expected to own stock with a value at least three times their base salary. All other executives covered by the guidelines are required to own stock with a value equal to their base salary. Shares that the executives have the right to acquire through the exercise of stock options or which may be earned at some time in the future through common stock units are not included in the calculation of stock ownership until any such rights result in the ownership of common shares. Participants are expected to reach their respective stock ownership goals by the end of a five-year period. In 2004, the Committee adopted a “holding period” required for stock option exercises for the CEO and senior executives in addition to the stock ownership guidelines. Senior executives who are above their stock ownership guideline and who are exercising stock options are required to retain shares equal to 50% of the after-tax value of the option exercise for one year from the date of exercise, and senior executives who are below these ownership guidelines must retain shares equal to 100% of the after-tax value of the option exercise. Also, at the discretion of the Committee, senior executives who are above their stock ownership guideline may receive common stock units which are payable in cash rather than common stock. Such cash payment would be equal to the number of units to be paid out multiplied by the average closing price for a share of the Company’s common stock for the ten-day period immediately before the end of the performance period. Annually, the Committee reviews the share ownership levels of those persons subject to the guidelines. As of January 1, 2005, the CEO, the other NEOs and all other senior executives were in compliance with the stock ownership guidelines.

Compensation Philosophy:    Sunoco operates in a competitive and challenging industry. The Committee believes that the compensation program for the executive officers should be designed to attract, motivate and retain talented executives and provide incentive for them to perform in the best interests of Sunoco’s shareholders. The Committee’s compensation philosophy emphasizes:

♦	Encouraging strong financial and operational performance of the Company by promoting the achievement of Sunoco’s short-term and long-term business objectives;

♦	Providing a significant portion of performance-based compensation which is “at risk,” and tied to Company performance (short-term and long-term results);

♦	Focusing executives on “beating the competition” by including measurements based on performance relative to peer companies;

♦	Aligning executive compensation to the interests of Sunoco’s shareholders by providing stock incentives and requiring significant shareholdings; and

♦	Providing a competitive level of total compensation (base salaries, annual incentive opportunities, and the potential for long-term opportunities) necessary to attract and retain talented and experienced executives, and motivating them to contribute to the Company’s success.

Compensation Methodology:    The Committee reviews the effectiveness and competitiveness of its compensation structure, with the assistance of the compensation consultant. There are three basic components of executive compensation at Sunoco: (1) base salary, (2) annual incentives, and (3) long-term incentives. Because the Committee believes that the Company’s direct competition for executive talent is broader than the performance peer group (see the companies used for the Stock Performance Graph on page 48) (“Performance Peer Group”), in addition to the compensation practices of the Performance Peer Group, the Committee reviews compensation practices of other companies in the oil industry and general industry, adjusted for relative revenues (“Market Data”).

Components of Compensation:

♦	Base Salary: Annual base salary is designed to compensate executives for their level of responsibility and sustained individual performance. The Committee, with input from the compensation consultant, approves in advance all salaries for the NEOs. The CEO also provides input for the other NEOs. The Committee strives to establish base salaries at the median range of base salaries paid by companies in the Performance Peer Group, the oil industry, and general industry as adjusted for relative revenues. Base salaries are also influenced by individual performance.

♦

Annual Incentive:    Annual incentive awards for the NEOs are provided in order to promote the achievement of Sunoco’s short-term business objectives. Each year the Committee considers the Company’s prior year’s performance and objectives and its expectations for Sunoco in the upcoming year, as linked to Sunoco’s strategic plan. The Committee also reviews Market Data presented by the compensation consultant. Based on these considerations, the Committee sets certain Company performance goals which must be met before payments will be made. The Committee reviews performance data with management and with the compensation consultant, and determines the extent to which these goals have been achieved at the end of the performance period. Actual payout may range from 0% to 200% of the annual incentive opportunity, depending on achievement of Company goals, with payments increasing as Company performance improves.

For the 2004 awards, the Committee established a fixed percentage of actual annual base salary as an executive’s guideline annual incentive, based on the level of responsibility, and the Market Data as presented by its compensation consultant. The guideline incentive increased with the level of responsibility of each executive. Annual incentive awards for 2004 were based on meeting weighted objectives for the following principal measurements:

➢	Sunoco’s after-tax operating income, as approved by the Committee; and

➢	Sunoco’s performance relative to the Performance Peer Group, as measured by return on capital employed (“ROCE”);

as modified by certain health, environment and safety (“HES”) performance goals.

Due to the Company’s performance during 2004 as against the performance goals, there was a payout based on Sunoco’s after-tax operating income performance and on Sunoco’s performance relative to the Performance Peer Group, as measured by ROCE, as modified by HES performance, which varied by business unit. The payouts ranged from 197.5% to 200%.

♦	Long-Term Incentive Awards: Long-term incentive awards for the NEOs are granted in order to promote the achievement of Sunoco’s long-term business objectives in executing Sunoco’s long-term business strategy. Each year, the Committee reviews and approves all long-term incentive awards. In determining the total value of the long-term incentive opportunity for each executive, the Committee reviews the level of responsibility, and the Market Data presented by its compensation consultant. Sunoco’s long-term compensation program has consisted of a mix of stock options and performance-based common stock units (“CSUs”). Each year the Committee evaluates the appropriate value mix of stock options versus performance-based CSUs. For the awards granted in December 2004, the value mix was 50-50. Each year the Committee establishes the performance criteria for the performance-based CSUs. These criteria may vary from year-to-year. Up to the current time, the performance-based CSUs have been designed to pay out only if certain objective Company-specific performance criteria have been met over a three-year period. The performance-based CSU payments for 2004 reflect awards granted in 2001 and the Company’s performance with respect to the award criteria during 2002 through 2004. Due to the manner in which long-term awards are measured, the payout under a long-term award is influenced not only by performance in the year in which the award is paid, but also by performance for the two prior years. As a result, extreme positive or negative performance by the Company during the two years prior to the payout of an award may influence the actual award more than performance in the year in which the award matures. Based on the Company’s exceptional performance in 2003 and 2004, it is likely that the 2002 performance-based CSUs, which mature in 2005, will payout at or near maximum levels.

The	following is a description of the awards granted in December 2004:

➢	Stock Options: Options have an exercise price equal to the fair market value of common stock on the date of grant, are exercisable beginning two years from the date of grant, and have a term of ten years from the date of grant.

➢

Common Stock Units:    For the 2004 awards, performance-based CSUs are earned based on the level of Company performance achieved over a three-year period subsequent to the date of grant, measured on a scale combining the Company’s return on capital employed as measured against the Performance Peer Group and the Company’s compound annual growth in its earnings per share.

Chief Executive Officer Compensation:    The Chief Executive Officer participates in the same programs and receives compensation based on the same factors as the other NEOs. However, Mr. Drosdick’s overall compensation reflects a greater degree of policy and decision-making authority and a higher level of responsibility with respect to the strategic direction and financial and operational results of the Company. Mr. Drosdick’s total compensation is designed in accordance with the compensation methodology set forth above. For 2004, the Chief Executive Officer’s compensation components were:

♦	Base Salary: The Committee, as well as all independent directors, evaluated Mr. Drosdick’s individual performance during 2003 based on criteria, including: overall leadership, development and stewardship of Sunoco’s long-term strategic plan and annual goals and objectives, development of an effective senior management team and provision for management succession, and effective communications with stakeholders. As a result of this evaluation and Sunoco’s performance in 2003, the Committee approved an increase in Mr. Drosdick’s annual salary from $960,000 to $980,000, effective January 1, 2004.

♦	Annual Incentive: Based on the compensation methodology set forth above, the Committee set Mr. Drosdick’s annual incentive guideline for 2004 at 115% of his base salary. As in the case of the other NEOs, the 2004 performance goals for the annual incentive award for Mr. Drosdick, were based on meeting weighted objectives for Sunoco’s after-tax operating income and the Company’s ROCE performance relative to the Performance Peer Group, with Mr. Drosdick’s total payout being modified by the average performance of all business units on certain HES performance goals. Based on the Company’s performance during 2004, Mr. Drosdick’s annual incentive payment for fiscal year 2004 was $2,254,000, or 200% of the guideline incentive.

♦	Long-Term Incentive Compensation: Based on the compensation methodology set forth above, Mr. Drosdick was awarded long-term incentive compensation in 2004 consisting of 118,000 stock options which become exercisable in December 2006, and 31,640 performance-based CSUs. In determining the amounts granted, the Committee considered, without specific weighting, the Company’s performance, the criteria that are referred to above under “Base Salary,” and previous awards granted to the CEO.

Performance-based CSUs that were awarded by the Committee in December 2001 had a performance-measurement period that ended December 31, 2004. Due to the Company’s performance over the three-year period as against the performance goals, Mr. Drosdick received a cash payout of $4,253,750, representing 200% of the performance-based CSUs, and related dividend equivalents, that were granted to him in 2001, multiplied by $81.90, the average closing price for a share of the Company’s common stock for the ten-day period immediately before the end of the performance period (i.e., the end of 2004). The total amount earned by the CEO is shown in the “LTIP Payouts” column of the Summary Compensation Table, and related footnotes, on pages 42 through 44.

The Committee has reviewed all components of the CEO’s and the other NEOs’ compensation, including salary, bonus, long-term incentive compensation, and the value or incremental cost to the Company of all other compensation, including perquisites. In addition, in consultation with management, the compensation consultant, and other outside advisors, the Committee has reviewed the estimated benefits that would be received by the CEO and the other NEOs under various scenarios, including voluntary termination, normal retirement, involuntary termination, and involuntary termination due to a change-in-control of the Company. The Committee has determined that this compensation and potential compensation is consistent with its compensation philosophy.

Deductibility of Compensation:    Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the CEO and the next four highest paid officers during any fiscal year unless certain requirements are met. The Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. The Company believes that the stock options and performance-based common stock unit grants under the Long-Term Performance Enhancement Plan II and annual incentive awards under the Executive Incentive Plan qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Base salary will not qualify as “performance-based” compensation and, in such event, will be subject to Section 162(m) deduction restrictions. In 2005, Mr. Drosdick’s base salary is $1,100,000, and thus $100,000 of his base salary and the costs of his perquisites are not deductible. The Board and the Committee believe that it is in the best interests of the Company for the Committee to retain flexibility and discretion to make compensation awards in order to foster achievement of corporate goals, including performance goals established by the Committee, as well as other goals deemed important to the Company’s success, such as encouraging employee retention, and rewarding achievement. The Committee does not have a policy that all compensation must be deductible. The Committee reserves the right to pay non-deductible amounts in executive compensation if that would be in the best interests of the Company.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

G. Jackson Ratcliffe, Chair

Ursula O. Fairbairn

James G. Kaiser

Robert D. Kennedy

Richard H. Lenny

Norman S. Matthews

John W. Rowe

Compensation Committee Interlocks and Insider Participation:    There are none.

Named Executive Officers

JOHN G. DROSDICK, 61 Chairman, Chief Executive Officer and President, Sunoco, Inc., and Chairman of the Board of Directors of Sunoco Partners LLC	Mr. Drosdick was elected Chairman and Chief Executive Officer of Sunoco, Inc. in May 2000. He was elected a director and President and Chief Operating Officer of Sunoco, Inc. in December 1996. He has been Chairman of the Board of Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., since October 2001.

JOEL H. MANESS, 54 Senior Vice President, Refining and Supply	Mr. Maness was elected to his present position in September 2001. He was Senior Vice President, Sunoco Northeast Refining from May 2000 to September 2001. From January 2000 to April 2000, he served as Manager, Safety, Health and Environment for the global downstream business of the newly formed ExxonMobil Corporation.

THOMAS W. HOFMANN, 53 Senior Vice President and Chief Financial Officer	Mr. Hofmann was elected to his present position in January 2002. He was Vice President and Chief Financial Officer from July 1998 to January 2002.

ROBERT W. OWENS, 51 Senior Vice President, Marketing	Mr. Owens was elected to his present position in September 2001. He was Senior Vice President, Sunoco Northeast Marketing from May 2000 to September 2001 and Vice President and General Manager, Sunoco Northeast Marketing from February 1997 to May 2000.

CHARLES K. VALUTAS, 54 Senior Vice President and Chief Administrative Officer	Mr. Valutas was elected to his present position in May 2000. He was Vice President, Sunoco Chemicals from August 1994 to May 2000.

EXECUTIVE COMPENSATION

Summary Compensation Table

Long-Term Compensation
		Annual Compensation			Awards[1]		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)[2]	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation[3] ($)

J. G. DROSDICK[4] Chairman, Chief Executive Officer and President	2004 2003 2002	980,000 960,000 925,000	2,254,000 1,798,944 220,150	91,233[5] 38,891[7] 35,902[7]	0 0 0	118,000 154,000 225,000	4,253,750[6] 4,079,625[6] 620,849[6]	50,960 49,920 48,100

J. H. MANESS[4] Senior Vice President, Refining and Supply	2004 2003 2002	450,000 435,000 420,000	585,000 498,614 59,976	4,138[7] 8,496[7] 16,900[7]	0 0 0	32,800 29,800 47,000	782,690[8] 986,049[8] 582,080[8]	23,400 22,260 21,850

T. W. HOFMANN[4] Senior Vice President and Chief Financial Officer	2004 2003 2002	440,000 385,000 350,000	572,000 447,632 49,980	8,572[7] 9,094[7] 6,197[7]	0 0 0	30,000 29,100 40,000	680,600[6] 217,852[6] 146,934[6]	22,880 20,020 18,200

R. W. OWENS[4] Senior Vice President, Marketing	2004 2003 2002	430,000 415,000 400,000	552,013 488,040 55,680	2,804[7] 12,159[7] 15,067[7]	0 0 0	28,200 28,500 45,000	748,660[9] 301,892[9] 407,734[9]	22,360 21,580 20,800

C. K. VALUTAS[4] Senior Vice President and Chief Administrative Officer	2004 2003 2002	385,000 367,500 350,000	500,500 427,285 49,980	5,250[7] 3,973[7] 7,593[7]	0 0 0	24,900 24,000 40,000	680,600[6] 261,096[6] 85,367[6]	20,020 19,110 18,200

NOTES TO TABLE:

[1]	Long-term awards were composed of stock options and common stock units (representing shares of Sunoco common stock). Grants of Performance-Based Common Stock Unit Awards are excluded from this table; however, such grants made during the last completed fiscal year are reflected in the table of Performance-Based Common Stock Unit Awards on page 47.

[2]	The following table summarizes the payouts since 2002 under Sunoco’s annual incentive plan, together with Company performance. The payout ranges from 2002 to 2004 are based on Sunoco’s after-tax operating income, Sunoco’s performance relative to the Performance Peer Group as measured by return on capital employed, and reflect the impact of the HES modifier for certain business units on their overall incentive payout.

Plan Year	Payout (%)	Operating Income (Loss) ($ in millions)	ROCE (%) (based on Operating Income)

2004	197.5% to 200%	$629	21.7
2003	187.4% to 196%	$335	13.2
2002	23.2% to 23.9%	$(25)	1.6

[3]	The table below shows the components of this column for 2004:

Name	Company Match Under Defined Contribution Plans*	Cost of Basic Life Insurance	Total

J. G. Drosdick	$49,000	$1,960	$50,960
J. H. Maness	$22,500	$900	$23,400
T. W. Hofmann	$22,000	$880	$22,880
R. W. Owens	$21,500	$860	$22,360
C. K. Valutas	$19,250	$770	$20,020

*	Executive officers participate in two defined contribution plans: (i) SunCAP, Sunoco’s 401(k) plan for most employees, and (ii) the Sunoco, Inc. Savings Restoration Plan. The Savings Restoration Plan permits a SunCAP participant to continue receiving the Company-matching contribution after reaching certain limitations under the Internal Revenue Code.

[4]	The base salaries and guideline incentives of the CEO and the other NEOs in respect of 2005 are indicated in the table below:

Name	2005 Salary	2005 Guideline Incentive (% of Base Salary)

J. G. Drosdick	$1,100,000	120%
J. H. Maness	$500,000	70%
T. W. Hofmann	$475,000	70%
R. W. Owens	$450,000	70%
C. K. Valutas	$400,000	65%

[5]	The amount shown for 2004 includes $36,173 for reimbursement for the payment of certain taxes, and $55,060 for perquisites. The perquisites include financial planning, a country club membership, parking, $14,586 representing the incremental cost to Sunoco for a Company-provided leased car and $21,690 representing the incremental cost to Sunoco for personal use of the corporate aircraft, which the Board of Directors recommended for security reasons.

NOTES TO TABLE: (CONTINUED)

[6]	The amount shown for 2002 represents the value of the 1999 Performance-Based Common Stock Unit Award, including applicable dividend equivalents, the criteria for which were met in 2002, and which was paid out in early 2003 at 143% of the targeted award. The amount shown for 2003 represents the value of the 2000 Performance-Based Common Stock Unit Award, including applicable dividend equivalents, the criteria for which were met in 2003, and which was paid out in cash in early 2004 at a value determined by multiplying an award of 150% of the targeted number of performance-based common stock units that were granted to the recipient in 2000, multiplied by $51.37, the average closing price for a share of the Company’s common stock for the ten-day period immediately before the end of the performance period. The amount shown for 2004 represents the value of the 2001 Performance-Based Common Stock Unit Award, including applicable dividend equivalents, the criteria for which were met in 2004, and which was paid out in cash in early 2005 at a value determined by multiplying an award of 200% of the targeted number of performance-based common stock units that were granted to the recipient in 2001, multiplied by $81.90, the average closing price for a share of the Company’s common stock during the ten-day period immediately before the end of the performance period.

[7]	The amount shown consists of reimbursements for the payment of certain taxes.

[8]	In connection with his hiring in 2000, Mr. Maness was granted a special award of 48,000 common stock units with a value of $1,458,000 on the date of grant. This award was payable in 16,000 share installments in 2001, 2002 and 2003 contingent upon his continued employment with the Company. The first installment of 16,000 shares with a value of $624,250, including dividend equivalents, was paid to Mr. Maness in May 2001, the second installment of 16,000 shares with a value of $582,080, including dividend equivalents, was paid to him in April 2002, and the final installment of 16,000 shares with a value of $643,360, including dividend equivalents, was paid to him in April 2003. The amount shown for 2003 also includes $342,689, which represents the value of the 2000 Performance-Based Common Stock Unit Award, including applicable dividend equivalents, the criteria for which were met in 2003, and which was paid out in cash in early 2004 at a value determined by multiplying an award of 150% of the targeted number of performance-based common stock units that were granted to Mr. Maness in 2000, multiplied by $51.37, the average closing price for a share of the Company’s common stock for the ten-day period immediately before the end of the performance period. The amount shown for 2004 represents the value of the 2001 Performance-Based Common Stock Unit Award, including applicable dividend equivalents, the criteria for which were met in 2004, and which was paid out in cash in early 2005 at a value determined by multiplying an award of 200% of the targeted number of performance-based common stock units that were granted to Mr. Maness in 2001, multiplied by $81.90, the average closing price for a share of the Company’s common stock for the ten-day period immediately before the end of the performance period.

[9]	In 1999, Mr. Owens received a special award of 8,000 common stock units with a value of $204,500 on the date of grant. This award was paid to Mr. Owens in December 2002 with a value of $260,800, including dividend equivalents. The amount shown for 2002 also includes $146,934 representing the value of the 1999 Performance-Based Common Stock Unit Award, including applicable dividend equivalents, the criteria for which were met in 2002, and which was paid out in early 2003 at 143% of the targeted award. The amount shown for 2003 represents the value of the 2000 Performance-Based Common Stock Unit Award, including applicable dividend equivalents, the criteria for which were met in 2003, and which was paid out in cash in early 2004 at a value determined by multiplying an award of 150% of the targeted number of performance-based common stock units that were granted to Mr. Owens in 2000, multiplied by $51.37, the average closing price for a share of the Company’s common stock for the ten-day period immediately before the end of the performance period. The amount shown for 2004 represents the value of the 2001 Performance-Based Common Stock Unit Award, including applicable dividend equivalents, the criteria for which were met in 2004, and which was paid out in cash in early 2005 at a value determined by multiplying an award of 200% of the targeted number of performance-based common stock units that were granted to Mr. Owens in 2001, multiplied by $81.90, the average closing price for a share of the Company’s common stock for the ten-day period immediately before the end of the performance period.

Aggregated Option/SAR Exercises and Year-End Values

The following table shows information for the NEOs concerning:

♦	exercises of stock options and stock appreciation rights (SARs) during 2004; and

♦	the amount and values of unexercised stock options and SARs as of December 31, 2004.

Aggregated Option/SAR Exercises in 2004 and Year-End Option/SAR Values

Name	Number of Securities Underlying Options/ SARs Exercised (#)	Value Realized[1] ($)	Number of Securities Underlying Options/SARs Unexercised At Year-End (#)		Value of Unexercised In-the- Money Options/SARs At Year-End ($)[2]
			Exercisable	Unexercisable	Exercisable	Unexercisable

J. G. DROSDICK Chairman, Chief Executive Officer and President	745,000	25,806,225	125,000[3]	272,000	6,445,000[3]	5,034,260

J. H. MANESS Senior Vice President, Refining and Supply	150,800	5,225,125	0	62,600	0	974,162

T. W. HOFMANN Senior Vice President and Chief Financial Officer	114,800	4,571,421	0	59,100	0	951,279

R. W. OWENS Senior Vice President, Marketing	45,000	2,225,700	0	56,700	0	931,665

C. K. VALUTAS Senior Vice President and Chief Administrative Officer	120,900	4,419,471	0	48,900	0	784,560

NOTES TO TABLE:

[1]	Value realized is equal to the difference between the option/SAR exercise price and the fair market value of Sunoco common stock at the date of exercise multiplied by the number of options/SARs exercised. During 2004, Mr. Drosdick exercised options relating to ten award grants that were made between 1996 and 2002. The exercise prices ranged from $24.625 to $39.875 and the share value at the time of exercise ranged from $57.10 to $79.95.

[2]	Value of unexercised in-the-money options is equal to the difference between option/SAR exercise price and the fair market value of Sunoco common stock on the last day of the fiscal year, December 31, 2004, which was $81.71, multiplied by the number of in-the-money unexercised options.

[3]	In February 2005, Mr. Drosdick exercised all of the 125,000 exercisable stock options. The actual value realized from this exercise was $7,825,000, based upon a share price of $92.75 on the date of exercise.

Option Grant Table

The following table presents additional information concerning the option awards shown in the Summary Compensation Table for fiscal year 2004. These options to purchase common stock were granted to the NEOs under Sunoco’s Long-Term Performance Enhancement Plan II (“LTPEP II”).

Option Grants in 20041

Name	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term[3]
	Securities Underlying Options Granted[2]		Percent Of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price ($/share)	Expiration Date	5% ($)	10% ($)
	Date	Number

J. G. DROSDICK Chairman, Chief Executive Officer and President	12/1/04	118,000	28.74	82.56	12/1/14	6,126,737	15,526,369

J. H. MANESS Senior Vice President, Refining and Supply	12/1/04	32,800	7.99	82.56	12/1/14	1,703,025	4,315,804

T. W. HOFMANN Senior Vice President and Chief Financial Officer	12/1/04	30,000	7.31	82.56	12/1/14	1,557,645	3,947,382

R. W. OWENS Senior Vice President, Marketing	12/1/04	28,200	6.87	82.56	12/1/14	1,464,186	3,710,539

C. K. VALUTAS Senior Vice President and Chief Administrative Officer	12/1/04	24,900	6.06	82.56	12/1/14	1,292,845	3,276,327

NOTES TO TABLE:

[1]	No Stock Appreciation Rights (“SARs”) were granted.

[2]	Each option was awarded with an exercise price equal to the fair market value of a share of Sunoco common stock on the date of grant and will become exercisable two years from the grant date. Each option has a term of ten years from the date of grant. These stock options were granted along with an equal number of limited rights. Limited rights become exercisable only in the event of a Change in Control (as defined in the Plan) and permit the holder to be paid in cash the appreciation on a stock option instead of exercising the option.

[3]	These dollar amounts are not intended to forecast future appreciation of the common stock price. The NEOs will not benefit unless the common stock price increases above the stock option exercise price. Any appreciation in the common stock price which results in a gain to these NEOs would also benefit all shareholders of the common stock. For example, the additional value realized by all shareholders of Sunoco common stock as a group (at December 31, 2004) based on the assumed annual appreciation levels for the term of the options for the December 1, 2004 grants reflected in the table would be as follows:

APPRECIATION LEVEL	ADDITIONAL VALUE

5%	$3,599,640,108

10%	$9,122,087,859

Other Long-Term Incentive Awards

Performance-Based Common Stock Unit Awards Granted in 20041

			Estimated Future Payout
Name	Number of Common Stock Units (CSUs)	End of Performance Period	Threshold (Number of CSUs)	Target (Number of CSUs)	Maximum (Number of CSUs)

J. G. DROSDICK Chairman, Chief Executive Officer and President	31,640	12/31/07	0	31,640	63,280

J. H. MANESS Senior Vice President, Refining and Supply	8,780	12/31/07	0	8,780	17,560

T. W. HOFMANN Senior Vice President and Chief Financial Officer	8,020	12/31/07	0	8,020	16,040

R. W. OWENS Senior Vice President, Marketing	7,560	12/31/07	0	7,560	15,120

C. K. VALUTAS Senior Vice President and Chief Administrative Officer	6,660	12/31/07	0	6,660	13,320

NOTE TO TABLE:

[1]	The actual payout of the performance-based common stock unit awards granted will depend on the level of performance achieved over a three-year period subsequent to the date of grant, measured on a scale combining the Company’s return on capital employed as measured against the Performance Peer Group and the Company’s compound annual growth in its earnings per share. At the end of the performance period, to the extent that the performance-based CSUs are paid out, each holder of performance-based CSUs also receives an amount equal to the cash dividends that would have been paid over the performance period had he or she been the holder of record of shares of Sunoco Common Stock equal to the number of the performance-based CSUs that are paid out, if any.

STOCK PERFORMANCE GRAPH

Sunoco’s performance peer group is composed of major domestic independent refining and marketing companies and other companies which are similar in size and compete with Sunoco in certain geographic regions.

NOTES TO GRAPH:

[1]	Assuming that the value of the investment in Sunoco common stock and each index was $100 on December 31, 1999 and that all dividends were reinvested, this graph compares Sunoco’s cumulative total return (i.e., based on common stock price and dividends), plotted on an annual basis, with Sunoco’s performance peer group’s cumulative total returns and the S&P 500 Stock Index (a performance indicator of the overall stock market).

2.	Premcor was included in the Peer Group beginning on April 29, 2002, the date the company completed its initial public offering.

OTHER COMPENSATION

In addition to base salary, annual incentive and long-term award opportunities, the Company also provides its executive officers with certain other benefits and perquisites.

♦	The Deferred Compensation Plan provides executives the opportunity to defer the receipt of all or a portion of the annual incentive award to which the executive would be entitled, as designated by the executive. The amount deferred may be deferred into an account in the form of cash units, share units or a combination of both. Cash unit accounts accrue interest at a rate approved by the Committee and which is based upon Sunoco’s cost of borrowing. A share unit is treated as if it were invested in shares of Sunoco common stock, but it does not have voting or other shareholder rights. If share units are chosen, dividend equivalents are credited in the form of additional share units. Share units are settled in cash, based upon the fair market value of Sunoco common stock at the time of payment. Neither the CEO nor any of the other NEOs are currently deferring compensation or have any outstanding deferred compensation balances under the Sunoco, Inc. Deferred Compensation Plan.

♦	Sunoco has both qualified and non-qualified retirement plans. All employees, including executive officers are eligible to participate in certain Company-provided retirement plans, including the Sunoco, Inc. Retirement Plan and the Sunoco, Inc. Pension Restoration Plan. Only executive officers are eligible to participate in the Sunoco, Inc. Executive Retirement Plan. See “Pension Plans” on page 50 in this proxy statement for a description of these plans, as well as current estimated annual benefits due to the NEOs based on their current years of service.

♦	All employees can participate in the Sunoco, Inc. Savings Restoration Plan, which is made available to employees who participate in Sunoco’s Capital Accumulation Plan (401(k) Plan) (“SunCAP”) and who may be subject to a contributions limitation under SunCAP pursuant to the Internal Revenue Code. Under this plan, the participant may contribute to an account an amount in excess of the applicable limits. Matching contributions by Sunoco are credited to the extent that they would otherwise be made under SunCAP (up to a maximum of 5% of base salary). (For additional information see footnote 3 to the Summary Compensation Table on page 43.)

♦	Sunoco has two executive severance plans, the Sunoco, Inc. Executive Involuntary Severance Plan, which provides severance allowances to executives whose employment is terminated by the Company for other than just cause, death or disability, and the Sunoco, Inc. Special Executive Severance Plan, which provides severance allowances to executives whose employment is terminated in connection with or following a change-in-control of the Company. (See “Severance Plans” on page 53 of this proxy statement for a description of these plans as well as current estimated severance payments due to the NEOs based on those plans.)

♦	In 2004, senior executives received perquisites, including: reimbursement for financial planning up to a maximum of $2,500 per year; a Company-paid parking space at the headquarters office; country and social club memberships; home security monitoring system; Company tickets or seats for sporting or other events; in the case of the CEO only, access to corporate aircraft for personal use for security reasons, as determined by the Board of Directors; and, in the case of the CEO only, a Company-provided car. The Company provides executive officers with tax gross-ups in respect of certain of these perquisites.

PENSION PLANS

The Sunoco, Inc. Retirement Plan (“SCIRP”) is a qualified defined benefit retirement plan that covers most salaried and many hourly employees, including the CEO and the other NEOs. Generally, for employees hired before January 1, 1987, the benefits under SCIRP are calculated under one of two formulas, whichever formula produces the higher benefit—(1) final average pay formula based upon credited years of service, final average pay during the three consecutive years (36 months) of highest earnings in the last ten years, reduced by a portion of the primary Social Security benefit expected to be received; and (2) the career pay formula based on a percentage of pay each year and an indexing adjustment. Earnings covered include base pay, incentive bonus amounts and overtime, subject to certain limits, but exclude long-term incentive compensation such as stock option gains and common stock unit payouts. For highly paid employees, benefits may be capped by the Internal Revenue Code. In 2004, the maximum annual qualified benefit for a covered participant retiring at age 65 was $165,000, and for a covered participant retiring at age 55, it was $98,604. The maximum compensation that may be taken into account in calculating qualified retirement benefits in 2004 was $205,000. Generally, for most employees hired on or after January 1, 1987, benefits are calculated under the Career Pay formula. The normal retirement age under the plan is 65.

There are two additional non-qualified pension plans that may provide benefits. The Sunoco, Inc. Pension Restoration Plan (“Pension Restoration Plan”) is available to all SCIRP participants, whose retirement benefits under SCIRP would exceed Internal Revenue Code limits. The Sunoco, Inc. Executive Retirement Plan (“SERP”) is available to certain executives. The benefits from the Pension Restoration Plan and the SERP are paid from general corporate assets which are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

The SERP can provide pension benefits over and above an executive’s benefits under SCIRP and the Pension Restoration Plan. To vest in the SERP benefit, the executive must be at least 55 years of age and have a minimum of five (5) years service. SERP benefits are offset by benefits payable from any Sunoco qualified or non-qualified plans in which the executive participates, including SCIRP and the Pension Restoration Plan. The SERP can also provide benefits in the event of involuntary termination or change in control of the Company. The maximum benefit payable under any SERP formula cannot exceed 50% of the eligible executive’s final average earnings, except for the CEO in which case it cannot exceed 60% of the CEO’s final average earnings. The SERP also provides a 50% survivor benefit for the spouse (pre-retirement and post-retirement) free of cost, payable in the event of an executive’s death during active employment after becoming eligible or during retirement unless a lump sum distribution is elected at retirement. Generally, except in the event of involuntary termination or certain terminations in connection with a change in control of the Company, the SERP will not provide benefits to employees hired before January 1, 1987 who participate in the final average pay formula of SCIRP.

The SERP will provide Mr. Drosdick with a retirement benefit equal to 60% of Final Average Earnings at age 65 reduced by the benefits to be paid from the SCIRP and the Pension Restoration Plan. This benefit will vest with 10 years of service or upon a change in control of the Company and will be reduced 5% for each year retirement is prior to age 65.

Any SERP benefit payable to Mr. Owens will be offset by accrued benefits from the pension plans of prior employers. For purposes of calculating his benefits under the SERP, Mr. Owens has been credited with his years of service with certain former employers.

In the event of voluntary termination, the accrued SERP benefit would only be payable if the executive is at least age 55 and has at least five years of service. If the executive is not 55 and/or does not have five years of service, only the vested benefits under SCIRP and the Pension Restoration Plan would be payable.

In the event of a change-in-control, the Deferred Compensation and Benefits Trust may be funded to provide the source of funds for the Company to meet its liabilities under certain benefit plans and other arrangements, including the Pension Restoration Plan and SERP. Assets held by the Trust are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

The following table shows the estimated annual retirement benefits payable to all NEOs other than Mr. Drosdick based upon the final average pay formulas of the SCIRP, the Pension Restoration Plan, and the SERP, combined. Participants in these plans may elect to receive their accrued benefits in the form of either a lump sum or an annuity. Mr. Drosdick’s age 65 benefit calculated under the 2003 amendment to SERP will provide him with a retirement benefit equal to 60% of his Final Average Earnings at age 65 reduced by the benefits to be paid from the SCIRP and the Pension Restoration Plan. The benefit will vest with 10 years of service or upon a change in control of the Company and will be reduced 5% for each year retirement is prior to age 65. The estimates shown in the table below assume that benefits are received in the form of a life annuity.

Final Average Total Cash Compensation[2]	Estimated Annual Benefits Upon Retirement at Age 65[1] After Completion of the Following Years of Service

	15 Years[3]	20 Years[3]	25 Years	30 Years	35 Years[4]	40 Years[4]

$200,000	$80,000	$80,000	$83,000	$100,000	$108,000	$115,000
400,000	160,000	160,000	167,000	200,000	215,000	230,000
600,000	240,000	240,000	250,000	300,000	323,000	345,000
800,000	320,000	320,000	333,000	400,000	430,000	460,000
1,000,000	400,000	400,000	417,000	500,000	538,000	575,000
1,200,000	480,000	480,000	500,000	600,000	645,000	690,000
1,400,000	560,000	560,000	583,000	700,000	753,000	805,000
1,600,000	640,000	640,000	667,000	800,000	860,000	920,000
1,800,000	720,000	720,000	750,000	900,000	968,000	1,035,000
2,000,000	800,000	800,000	834,000	1,000,000	1,075,000	1,150,000
2,500,000	1,000,000	1,000,000	1,042,000	1,250,000	1,344,000	1,438,000
3,000,000	1,200,000	1,200,000	1,250,000	1,500,000	1,613,000	1,725,000
4,000,000	1,600,000	1,600,000	1,667,000	2,000,000	2,150,000	2,300,000

NOTES TO TABLE:

[1]	Early retirement is permitted at age 55 with a 5% reduction in benefits for each year prior to age 60. Full benefits under the plan are payable at age 60.

[2]	Final Average Total Cash Compensation is the average of the base salary and annual bonus in the highest 36 consecutive months during the last 120 months of service.

[3]	Based on the SERP minimum benefit formula of 40% of the Final Average Total Cash Compensation with 12 or more years of service.

[4]	Based on the SCIRP Final Average Pay Formula—applicable to executives hired before January 1, 1987 only.

The retirement benefits shown above are amounts calculated prior to applying the Social Security offset. The Social Security offset is equal to one and two-thirds percent of primary Social Security benefits for each year of service up to 30 years or a maximum offset of 50% of primary Social Security benefits.

The following table sets forth credited years of service under these plans for the NEOs as of December 31, 2004 as well as, assuming the satisfaction of applicable plan conditions, the combined estimated annual retirement benefits under the SCIRP, the SERP and the Pension Restoration Plan to be paid to the CEO, at age 65 based upon the special CEO SERP benefit, and the other NEOs at age 65, based upon their final average earnings projected through March 31, 2005 (which includes their base salary as of January 1, 2005 and the 2004 bonus paid in 2005).

Name	Years of Service	Estimated Annual Retirement Benefits[2]

J. G. Drosdick	8	$1,438,000

J. H. Maness	4	$330,000

T. W. Hofmann	27	$418,500

R. W. Owens	15[1]	$372,000

C. K. Valutas	28	$384,000

NOTES TO TABLE:

[1]	R. W. Owens’ years of service include 8 years credited under the SERP for service with prior employers, as described above.

[2]	Pension benefits are calculated assuming the executive’s employment continues through age 65.

The amounts shown above in the table assume payment in the form of a life annuity and do not include any Social Security offsets. Participants may elect to receive the value of their retirement benefits in a lump sum in lieu of an annuity. The estimated amounts above do not take into account potential future increases in base salary, any potential increase in the annual guideline incentive opportunity, or potential future bonuses that may be paid as a result of Company performance.

SEVERANCE PLANS

Sunoco’s CEO, other NEOs and certain other key management personnel participate in plans which provide for severance benefits.

The Sunoco, Inc. Executive Involuntary Severance Plan provides severance benefits in the event the executive is involuntarily terminated by Sunoco other than for just cause, death or disability. In the case of the CEO, severance payments would be for a period of and equal to two years of base salary plus guideline annual incentive in effect on his or her termination date, as defined in the plan. The other NEOs would receive such payments for one and one-half years. Each eligible executive will be entitled to medical coverage for up to the period of severance received, at the same rate that such benefits are generally provided to active employees of Sunoco.

If termination (whether actual or constructive and other than for just cause, death or disability) occurs within two years of a Change in Control, as defined in the plan, the Sunoco, Inc. Special Executive Severance Plan would provide severance benefits. In the case of the CEO and the other NEOs, severance would be payable in a lump sum equal to three times annual compensation. For these purposes, annual compensation consists of (i) the executive’s annual base salary in effect immediately prior to a Change in Control or immediately prior to his or her employment termination date, whichever is greater, plus (ii) the greater of 100% of his or her annual incentive guideline in effect immediately before the Change in Control or employment termination date, or the highest bonus awarded to the executive in any of the three years ending before the Change in Control or in any subsequent year ending before his or her employment termination date. Each eligible executive will be entitled to medical and life insurance coverage for the period of severance received, at the same rate that such benefits are generally provided to active employees of Sunoco. In the case of a Change in Control, the plan also provides for the protection of certain pension benefits and reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to the Change in Control. The Special Executive Severance Plan has a double trigger prior to pay out. It requires that (i) a change in control occur, and (ii) the executive is actually or constructively terminated. For employees hired prior to September 5, 2001, under the Sunoco, Inc. Retirement Plan, in the case of a Change in Control, the plan provides for an additional three years added to pension calculations, subject to reduction for service after the Change in Control.

Sunoco’s long-term incentive compensation plans provide that upon a Change in Control, all stock options become immediately exercisable, and all performance-based common stock units will be paid out in an amount equal to the total number of performance-based common stock units outstanding as of the Change in Control (when the Change in Control occurs during the year following the date of grant) and at the greater of (i) the total number of performance-based common stock units outstanding as of the Change in Control or (ii) the total number of performance-based common stock units outstanding, multiplied by the applicable performance factor (as defined in the Plans) related to the Company’s performance immediately prior to the Change in Control (when the Change in Control occurs after the first year of grant). The common stock unit awards will be paid out regardless of whether performance targets have been met.

Estimated severance payments for the CEO and other NEOs under these plans projected through March 31, 2005 would be as follows:

Name	Involuntary Termination[1]	Change in Control[1,2]

J. G. Drosdick	$4,840,000	$10,062,000

J. H. Maness	$1,275,000	$3,225,000

T. W. Hofmann	$1,211,250	$3,141,000

R. W. Owens	$1,147,500	$3,006,039

C. K. Valutas	$990,000	$2,701,500

NOTES TO TABLE:

[1]	The estimated amounts reflect the base salary effective January 1, 2005. In addition, the involuntary termination amount reflects the guideline bonus in effect at January 1, 2005. The change-in-control amount reflects the higher of the guideline bonus or the highest bonus over the last three years ending on March 31, 2005, which would include the 2004 bonus paid in 2005.

[2]	This amount does not include stock options, performance-based common stock units, pension enhancements or excise tax gross ups.

The estimated amounts above do not take into account potential future increases in base salary, any potential increase in the annual guideline incentive opportunity, or potential future bonuses that may be paid as a result of Company performance.

By Order of the Board of Directors,

Ann C. Mulé

Chief Governance Officer, Assistant General Counsel and Corporate Secretary

Philadelphia, PA

March 21, 2005

Appendix A

AUDIT COMMITTEE CHARTER

I.    Organization

The Committee shall consist of at least three Directors, including a Chairperson, each of whom shall:

A.	meet the applicable independence and experience requirements of the New York Stock Exchange, the federal securities laws, the rules and regulations of the Securities and Exchange Commission (“SEC”), and the Company’s Categorical Standards of Independence as set forth in the Company’s Corporate Governance Guidelines.

B.	be financially literate (or become financially literate within a reasonable period of time after his/her appointment to the Committee); and

C.	as a general rule, not simultaneously serve on the audit committees of more than two other public companies.

At least one member of the Committee will have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee also shall meet periodically with management, with the General Auditor, with the General Counsel, and with the independent auditor, in separate executive sessions. The Committee shall make regular reports to the Board on the Committee’s activities.

II.    Purpose

The Committee shall:

A.	assist the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements, and disclosure and other internal control processes;

•	the Company’s compliance with ethics and compliance policies, and legal and regulatory requirements;

•	the independent auditor’s performance, qualifications and independence; and

•	the performance of the internal audit function and independent auditors

B.	prepare the report of the Committee required to be included in the Company’s annual proxy statement.

C.	select, retain, compensate, oversee and evaluate the independent auditor;

D.	select, appoint and evaluate the General Auditor; and

E.	provide oversight on the Company’s guidelines and policies with respect to business risk management and any other matters as the Board or the Committee deems appropriate.

III.    Responsibilities

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to determine that the Company’s financial statements are complete, accurate, and in accordance with accounting principles generally accepted in the United States, or to plan or conduct audits. These are the responsibilities of management or the independent auditor.

The Committee may amend this Charter from time to time as it deems appropriate.

A.	Relationship with Independent Auditor

1.	Selection and Oversight of Independent Auditor

The Committee shall have the sole authority and direct responsibility to appoint, retain, compensate, terminate and oversee the work of the Company’s independent auditor. The independent auditor shall report directly to the Committee. The Committee shall resolve disagreements between management and the independent auditor regarding financial reporting, and communicate to the independent auditor that he/she is ultimately accountable to the Committee. The Company shall provide appropriate funding, as determined by the Committee, to compensate the independent auditor.

The Committee shall:

(a)	review and evaluate the lead audit partner of the independent auditor team;

(b)	ensure the rotation of the partners of the independent auditor involved in the audit, as required by law and regulation;

(c)	set clear hiring policies for employees or former employees of the independent auditor, in compliance with SEC regulations and stock exchange listing standards;

(d)	meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit; and

(e)	pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor, subject to applicable de minimis exceptions for non-audit services. The Committee may delegate this authority to a subcommittee of one or more Committee members; provided, however, that such subcommittee decisions subsequently are presented to the full Committee in a timely manner, but in no event later than the next Committee meeting.

2.	Assessment of Independence and Qualifications of Independent Auditor

(a)	At least annually, the Committee shall obtain and review a formal written report by the independent auditor describing:

(i)	the auditing firm’s internal quality-control procedures;

(ii)	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and

(iii)	all relationships between the independent auditor and the Company (in order to assess independence). The Committee will engage in an active dialogue with the independent auditor regarding any disclosed relationships or services that might impact the objectivity and independence of the independent auditor, and take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

(b)	Based on a review of the report referred to in Section III(A)(2)(a) above, and taking into account the opinion of management and the opinion of the General Auditor, the Committee shall review and evaluate the performance and qualifications of the independent auditor.

(c)	The Committee shall review and evaluate the lead audit partner of the independent auditor team.

(d)	The Committee shall present its conclusions regarding the independent auditor to the Board of Directors.

B.	Appointment of General Auditor

The Committee annually shall evaluate, and recommend to the Board of Directors, the election and appointment of the General Auditor and discuss the responsibilities, budget and staffing for the internal audit department, and the annual audit plan of the General Auditor. The Committee shall have direct lines of communication between itself and the General Auditor and, with regard to litigation and legal and regulatory compliance, the General Counsel.

C.	Oversight of Financial Disclosure and Internal Controls

1.	The Committee shall meet to review and discuss with management, the General Auditor and the independent auditor, as appropriate:

(a)	the Company’s annual audited financial statements and quarterly unaudited financial statements, as well as review the Company’s specific disclosures under “Management Discussion and Analysis of Financial Condition and Results of Operations”, the results of each quarterly review and annual audit by the independent auditor, and other matters required to be discussed with the independent auditor by applicable laws, regulations and auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements. The Committee also will review and discuss each Form 10-Q and Form 10-K with the Chief Executive Officer, the Chief Financial Officer and the General Counsel, prior to filing. The Committee will report to the Board and shareholders whether it recommends to the Board that the most recent year’s audited financial statements be included in the Form 10-K;

(b)	any other SEC filings as the Committee deems appropriate, prior to filing;

(c)	earnings press releases (including the use of pro forma or adjusted non-GAAP information) prior to release;

(d)	financial information and earnings guidance provided to analysts and rating agencies (this discussion may be general, and need not take place prior to each instance in which such information is provided); and

(e)	the integrity of the Company’s accounting and financial reporting processes (both internal and external), including, but not limited to:

(i)	all critical accounting policies and practices (including accounting estimates) to be used by the Company, including all major issues regarding accounting principles and financial statement presentations, and any significant changes in the Company’s selection or application of accounting principles;

(ii)	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments (including use of estimates) made in connection with the preparation of the financial statements, including any required analyses of the effects of alternative GAAP methods on the financial statements;

(iii)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

(iv)	the results of the activities of the General Auditor and the independent auditor, including major conclusions, findings and recommendations and related management responses;

(v)	any material written communications between the independent auditor and management, including any management letters or schedules of unadjusted differences;

(vi)	matters of audit quality and consistency, including required communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues arising during the engagement;

(vii)	management’s assertions concerning the effectiveness of:

(1)	disclosure controls and procedures; and

(2)	internal controls, as of the end of the most recent fiscal year;

(viii)	any disclosures made to the Committee by the Company’s Chief Executive Officer and/or Chief Financial Officer regarding:

(1)	significant deficiencies in the design or operation of internal controls or any material weaknesses therein; and

(2)	any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls;

(3)	any material violation of (1) any law, rule or regulation (including securities laws) applicable to the Company or the operation of its businesses or (2) the Company’s Code of Business Conduct and Ethics; and

(ix)	any special audit steps adopted in light of material control deficiencies.

2.	The Committee shall review and discuss, with the independent auditor, any audit problems or other difficulties encountered by the independent auditor in the course of the audit process, and management’s response, including any:

(a)	restrictions on the scope of the independent auditor’s activities or on access to requested information;

(b)	significant disagreements with management (and management’s responses to such matters);

(c)	accounting adjustments that were noted or proposed by the independent auditor but were passed (as immaterial or otherwise); and

(d)	management or internal control letter issued, or proposed to be issued, by the independent auditor to the Company.

3.	The Committee shall review and discuss:

(a)	material litigation involving the Company;

(b)	legal, tax and other developments of major significance to the Company;

(c)	the Company’s guidelines and policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures.

(d)	major capital project post audit results;

(e)	compliance with the law, ethics and compliance policies and regulatory requirements;

(f)	the management delegation of authority process; and

(g)	such other matters as the Board or the Committee considers appropriate.

IV.    Compliance and Investigations

The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Committee shall receive corporate attorneys’ reports of evidence of a material violation of any law, rule or regulation (including securities laws or breaches of fiduciary duty) or the Company’s Code of Business Conduct and Ethics. In discharging its oversight role, the Committee is empowered to investigate any matter within the scope of its responsibility, with full access to all books, records, facilities and personnel of the Company. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

V.    Engagement of Experts and Advisors

The Committee shall engage outside legal, accounting or other advisors, as it determines necessary to carry out its duties, without the need for prior approval by the Board of Directors. The Company shall provide appropriate funding, as determined by the Committee, for payment of applicable fees and expenses of these parties.

VI.    Self-Assessment and Evaluation

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

VII.    Administrative Expenses

The Company shall provide the appropriate funding, as determined by the Committee, for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Appendix B

COMPENSATION COMMITTEE CHARTER

Authority    By resolution dated September 26, 1974, the Sunoco, Inc. Board of Directors established the Compensation Committee. The Board adopted this Charter of the Compensation Committee on March 3, 2005.

Membership    The Compensation Committee will consist of no fewer than three directors. Every member shall satisfy the independence standards of the New York Stock Exchange Listing Standards, as amended, and the Company’s Categorical Standards of Independence as set forth in the Company’s Corporate Governance Guidelines. Additionally, all members shall meet the definition of “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended and the definition of “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board shall appoint a Chairman and the members upon recommendation of the Governance Committee and shall have the power to fill vacancies on the Committee. Additionally, the Board shall have the power to remove any member at any time with or without cause.

Purpose

The Compensation Committee, in order to assist the Board in the discharge of its responsibilities relating to the fair and competitive compensation of the executives and other key employees of Sunoco:

•	Reviews and approves Sunoco’s compensation philosophy;
•	Reviews and approves executive compensation programs and awards;
•	Reviews and approves, and makes recommendations to the Board with respect to, Sunoco’s short- and long-term incentive plans.
•	Determines and approves Chief Executive Officer (“CEO”) compensation.
•	Determines and approves non-CEO executive officer compensation.
•	Produces an annual report on executive compensation in accordance with applicable rules and regulations of the Securities and Exchange Commission for inclusion in the Company’s proxy statement; and
•	Reviews Sunoco’s general employee pension benefit plans and other benefit plans as appropriate.

Duties & Responsibilities

Executive Compensation — The Committee:

1.	Reviews Sunoco’s philosophy regarding executive compensation.

2.	Engages its own third-party compensation consultant to advise regarding “best practices” in executive compensation and to annually review market data to assess Sunoco’s competitive position for the three components of executive compensation (base salary; annual incentives; and long-term incentives). The market data that is reviewed includes data from the proxy peer group, other companies from the oil industry and general industry information which is adjusted for each company’s relative revenues (“Market Data”).

3.	Adopts, amends and makes awards under Sunoco’s long- or short-term incentive compensation plans in which the CEO and other executive officers may be participants, including, but not limited to:

•	making option and common stock unit grants
•	approving performance criteria for the common stock units
•	approving performance criteria for the short-term incentive plans
•	interpreting the Plans
•	determining rules and regulations relating to the Plans
•	designating employees eligible to participate in the long-term incentive plans
•	modifying or canceling existing grants
•	imposing limitations, restrictions and conditions upon any award as the Committee deems appropriate

4.	With regard to Sunoco’s annual incentive program, and the performance-based common stock unit portion of the long-term incentive compensation program, evaluates the performance of the Company in meeting specific performance criteria set previously by the Committee, and assures that both programs result in payments that are closely correlated with Sunoco’s achievement of those performance criteria.

5.	Annually reviews the perquisites of the CEO and executive officers, as well as their compliance with Sunoco’s policies regarding perquisites.

6.	Reviews and pre-approves any compensation arrangement or other perquisite that is outside of Sunoco’s approved policies.

7.	Reviews recommendations made by the CEO and the third-party compensation consultant for the compensation of Sunoco’s other executive officers and determines their compensation.

8.	Reviews and approves, in advance, employment agreements, severance or similar agreements or provisions and payments to be made to any executive officer.

9.	Reviews and approves Sunoco’s Executive Stock Ownership Guidelines and monitors executives’ compliance with the Guidelines.

10.	Annually reviews Sunoco’s total compensation liabilities to the CEO and senior executives under various scenarios, including voluntary termination, retirement, involuntary termination and change-in-control.

11.	Annually produces a report on executive compensation in accordance with applicable rules and regulations of the Securities and Exchange Commission for inclusion in Sunoco’s proxy statement.

CEO Compensation

12.	Base Salary. Annually, the Committee determines and approves the CEO’s base salary. In determining the salary, the Committee:

•	reviews Market Data compiled by its third-party consultant to assess the competitiveness of the base salary; and
•	evaluates the CEO’s individual performance during the prior year.

13.	Annual Incentives. Annually, the Committee determines and approves the CEO’s annual incentive award. In approving the award, the Committee:

•	reviews Market Data compiled by its third-party consultant to assess the competitiveness of the annual incentive award opportunity; and
•	reviews and approves specific goals and objectives for the next year, which are then discussed with the entire Board.

14.	Long-Term Incentive Compensation. Annually, the Committee reviews and approves the long-term incentive award. In approving the award, the Committee:

•	reviews Market Data compiled by its third-party consultant to assess the competitiveness of the long-term incentive award opportunity;
•	evaluates the CEO’s individual performance during the prior year in granting the total long-term incentive opportunity;
•	reviews the awards given to the CEO in past years; and
•	in connection with the grant of performance-based common stock units, approves in advance the performance criteria that the common stock units will be measured against.

Review the general employee pension and employee welfare benefit plans

15.	The Committee:

•	Monitors the employee benefit programs sponsored by Sunoco with respect to external competitiveness, internal equity and legal compliance; and
•	As appointing fiduciary under various pension and employee welfare benefit plans, sponsored by Sunoco and its majority-owned domestic subsidiaries:
•	appoints, monitors and removes as needed, the members of the Benefit Plans Investment Committee (“BPIC”) and the Plan Administrator;
•	reviews the membership and qualifications of the BPIC annually, and when personnel changes or other developments make it necessary or appropriate to change the composition of the BPIC;
•	annually reviews the results of the BPIC’s self-evaluation process;
•	annually reviews the qualifications and actual performance of the Plan Administrator; and
•	receives and reviews written and in-person reports and presentations from each of the BPIC, the Plan Administrator and, as applicable, other fiduciaries, covering their respective fiduciary responsibilities and other duties under the pension and employee welfare benefit plans.

Consultants

16.	The Committee has sole authority to retain (and terminate) any consulting firm (including the sole authority to approve the consultant’s fees and other retention terms) to assist in the evaluation of CEO or senior executive compensation.

Committee Evaluations

17.	The Committee will conduct an annual self-evaluation and will review the results of the evaluation with the Governance Committee and with the Board.

Committee Meetings and Action

18.	The following items shall govern Committee meetings and actions:

•	A majority of Committee members will be a quorum for the transaction of business.
•	The action of a majority of those present at a meeting at which a quorum is present will be the act of the Committee.
•	Any action required to be taken at a meeting of the Committee will be deemed the action of the Committee if all of the Committee members executed, either before or after the action is taken, a written consent and the consent is filed with the Corporate Secretary.
•	The Chairman will report to the Board on Committee actions and on the fulfillment of the Committee’s duties under its Charter.
•	The Senior Vice President, Human Resources will be the management liaison to the Committee.
•	The Committee Secretary (who will be the Corporate Secretary) will keep minutes of all Committee meetings, which will be distributed to all Board members.
•	The Committee will meet at least five times per year and at such other times as may be requested by its Chairman.
•	The Committee Secretary and the management liaison, in consultation with the Committee Chairman, will prepare an agenda. Annual recurring events for the Committee are used as preliminary agenda items. All committee members are free to include additional items on the agenda.
•	The agenda and all materials to be reviewed at the meetings should be received by the Committee members as far in advance of the meeting day as practicable (which will normally be 6 days).
•	The Committee Secretary should coordinate all mailings to the Committee members, to the extent practicable.
•	The Committee has authority to further delegate its responsibilities, as appropriate.

Appendix C

EXECUTIVE COMMITTEE CHARTER

Authority

•	The Board, by resolution dated October 26, 1971, established the Executive Committee.
•	This Executive Committee Charter was adopted by the Board on December 5, 2002.

Purpose / Duties and Responsibilities

The Executive Committee, pursuant to Article III, Section 1 of the Company’s Bylaws, exercises all or any of the powers of the Board in the management of the business, affairs and property of the Company during the intervals between meetings of the Board; provided, however, that no action shall be taken by the Executive Committee if any member of such Committee has voted in opposition thereto.

Notwithstanding the foregoing, pursuant to Section 1731(a)(2) of the Pennsylvania Business Corporation Law, the Executive Committee shall not have any power or authority as to the following:

(i)	The submission to shareholders of any action requiring approval of shareholders under this subpart.
(ii)	The creation or filling of vacancies in the board of directors.
(iii)	The adoption, amendment or repeal of the bylaws.
(iv)	The amendment or repeal of any resolution of the board that by its terms is amendable or repealable only by the board.
(v)	Action on matters committed by the bylaws or resolution of the board of directors exclusively to another committee of the board.

Membership

•	The Committee will have a minimum of three directors, a majority of which shall be independent.
•	The Board will appoint the Committee members and a Chairman.
•	The Board may fill vacancies on the Committee.
•	The Board may remove a Committee member from the membership of the Committee at any time with or without cause.

Committee Meetings and Action

•	A majority of the Committee members will be a quorum for the transaction of business.
•	No action shall be taken by the Committee if any member of such Committee has voted in opposition thereto.
•	Any action required to be taken at a meeting of the Committee will be deemed the action of the Committee if all of the Committee members executed, either before or after the action is taken, a written consent and the consent is filed with the Corporate Secretary.
•	The Chairman will report from time to time (but not later than the next Board meeting) to the Board on Committee actions and on the fulfillment of the Committee’s duties under its Charter.
•	The Committee Secretary (who will be the Corporate Secretary) will keep minutes of all Committee meetings, which will be distributed to all Board members.
•	The Committee will meet at such times as may be requested by its Chairman.
•	The Committee Secretary and the Chairman will prepare a preliminary agenda. The Chairman will make the final decision regarding the agenda.
•	The agenda and all materials to be reviewed at the meetings should be received by the Committee members as far in advance of the meeting day as possible.
•	The Committee Secretary should coordinate all mailings to the Committee members.

C-1

Appendix D

GOVERNANCE COMMITTEE CHARTER

Authority    By resolution dated April 20, 1976, the Sunoco, Inc. Board of Directors established the Governance Committee. This Charter of the Governance Committee was adopted on March 3, 2005.

Membership    The Governance Committee shall consist of no fewer than three directors. Every member shall satisfy the independence standards of the New York Stock Exchange Listing Standards, as amended, and the Company’s Categorical Standards of Independence as set forth in the Company’s Corporate Governance Guidelines. The Board shall appoint a Chairman and the members upon recommendation of the Governance Committee and shall have the power to fill vacancies on the Committee. Additionally, the Board shall have the power to remove any member at any time with or without cause.

Purpose    The Governance Committee reviews the role, composition, and structure of the Board and its committees. The Committee reviews and evaluates individual Board members each year prior to recommending the annual directors’ slate for election by the shareholders at the Annual Meeting. The Committee identifies and reviews qualified individuals as potential new director candidates, consistent with criteria approved by the Board. The Committee monitors and reviews corporate governance issues, emerging trends and “best practices” and has specifically been charged with recommending to the Board, on an on-going basis, a set of corporate governance guidelines. Additionally, the Committee sets and administers policies governing the level and form of directors’ compensation.

Duties and Responsibilities

Review the Role, Composition and Structure of the Board

1.	The Governance Committee reviews the evolving needs of the Company and recommends changes in the composition and size of the Board, if appropriate.

2.	The Governance Committee recommends to the Board the most qualified nominees for election (or re-election) by the shareholders at each Annual Meeting.

•	Because Sunoco’s directors are elected annually by shareholders for a one-year term, the Governance Committee annually conducts an individual director evaluation for all current directors, allowing sufficient time to identify, review and pursue potential new director candidates, if appropriate.

✓	The Committee discusses the performance and qualifications of each director by focusing on each director’s respective attendance, preparation, participation and contributions in both Board and committee meetings and by applying the same criteria used to determine the acceptability of a new board nominee.
✓	Conducts a diligence review for each current director, focusing on meeting the required Categorical Standards of Independence as set forth in the Company’s Corporate Governance Guidelines and encompassing all relationships between and among each director, the company and senior management, including any potential conflict of interest, whether or not required for public disclosure, in order to allow for a comprehensive determination of each director’s independence.
✓	Also based on this discussion, the Chair of the Committee may meet confidentially with a director when areas for improvement have been identified.
✓	The Committee may invite the full Board to comment on the qualifications and performance of their fellow directors from time to time (peer appraisal).

✓	Based on this discussion and review, the Committee recommends (or does not recommend) to the Board a director be nominated for re-election at the next Annual Meeting of Shareholders.

•	Reviews and recommends the preliminary slate of directors to the Board.
•	All nominees respond to a specific question included in the Company’s Directors’ and Officers’ Questionnaire, as to their willingness to stand for election as a director, after which a final slate of directors is approved by Board resolution.

3.	The Governance Committee continually assesses which functional skills or areas of expertise are needed to round out the existing strengths of the Board and establishes qualifications and other required criteria for prospective candidates, which may be modified from time to time. At a minimum, the following factors are required in recommending potential new Board members or the continued service of existing members:

•	A director is nominated based on his or her professional experience and should be accomplished and have recognized achievements in his or her respective field.
•	A director should have relevant education, expertise and experience, and be able to offer advice and guidance to the CEO based on that expertise and experience.
•	A director should possess high personal and professional ethics, integrity and values.
•	A director must be inquisitive and objective, have the ability to exercise practical and sound business judgment, and have an independent mind.
•	A director must be willing to devote sufficient time and effort to carrying out his or her duties and responsibilities effectively.
•	All directors, except for the CEO, should be “independent,” as outlined in Sunoco’s Categorical Standards of Independence, and be without the appearance of any conflict while serving as a director.
•	A director should have the ability to work effectively with others.
•	The Board generally seeks active or former chief executive officers or senior level executives of public companies, or leaders of major complex organizations, with experience at a strategy/policy setting level or with high level management experience.
•	The Board of Directors seeks qualified individuals who, taken together, represent a diversity of skills, backgrounds and experience, including ethnic background, gender and professional experience.
•	The Board, through the Governance Committee, is continually assessing which functional skills or areas of expertise are needed to round out the existing strengths of the Board as part of its director selection process.
•	A director will not be nominated for election after his or her 72nd birthday.

4.	The Governance Committee, in order to identify and recommend to the full Board qualified individuals as potential director candidates, has developed the following process:

•	The Committee develops and maintains a list of potential candidates for board membership, which is periodically reviewed and updated by the Committee.
•	Committee members and other directors, as well as shareholders, can recommend potential candidates.
•	The qualifications and other criteria of all prospective candidates are reviewed to determine if a candidate is suitable for board membership.
•	If a candidate is suitable, a more detailed review is performed, which includes the same diligence review (as described above for current directors), as well as a review of the individual’s educational expertise, a review of other current directorships and any other public information available.

•	If a candidate receives unanimous approval by the Committee, the candidate will be recommended to the Board for approval prior to any discussion with the proposed candidate.
•	Depending on the current composition of the Board and its size, a potential candidate approved by the Board will be contacted and interviewed by the Chairman of the Committee, other directors, as well as the CEO. Depending on the results of the interview, a position on the Board may be extended.

5.	In order to determine whether the Board is functioning effectively, the Governance Committee annually conducts an evaluation of the full Board:

•	An evaluation questionnaire is designed to monitor and evaluate the Board’s collective assessment of how effectively they are working as a whole and to identify areas where improvements can be made.
•	The Committee approves the questionnaire used as the evaluation tool.
•	The Board is asked to complete this questionnaire.
•	The questionnaire is collected and reviewed on a confidential basis.
•	The results of the self-assessment are discussed and analyzed by the Committee in detail.
•	The Committee recommends to the Board areas identified as needing improvement and the mechanics for achieving such improvements.
•	After Board approval, the Committee monitors the implementation of the recommended improvements.

Review the Role, Composition and Structure of the Committees

6.	The Governance Committee periodically reviews each committee’s charter, structure and membership criteria.

•	The Committee — periodically and based on the current and anticipated business environment and the strategies being pursued by the Company — assesses the appropriateness of each Board committee and, if necessary, recommends the creation of new Board committees or the elimination of existing committees.
•	The Committee recommends to the newly elected Board each year, the Chairpersons and members of each Board committee for the following year and such changes in committee membership which may be appropriate or necessary during the course of a year.

✓	Each Committee of the Board, except for the Executive Committee, is composed entirely of independent directors, as defined in the New York Stock Exchange Listing Standards and the Company’s Categorical Standards of Independence as set forth in the Company’s Corporate Governance Guidelines.
✓	Individual qualifications of committee members are reviewed annually for compliance with the various regulatory requirements mandated for the members of each particular committee.

•	The Committee plans for the orderly succession and transition of new committee members

Monitor and Review Corporate Governance Issues, Emerging Trends and “Best Practices” and Recommend to the Board a set of Corporate Governance Guidelines

7.	The Governance Committee monitors and reviews corporate governance issues and emerging trends and continually benchmarks the “best practices” and governance guidelines of its proxy peers, leading governance authorities and experts, as well as Sunoco’s institutional investors. The Committee has specifically been charged with recommending to the Board, on an on-going basis, a set of corporate governance guidelines.

8.	The Governance Committee reviews and makes recommendations to the Board regarding shareholder proposals that relate to corporate governance matters.

9.	Recognizing the importance of corporate governance, the Board has elected a Chief Governance Officer who reports directly to the Governance Committee and the full Board on governance matters.

10	Sunoco’s Chief Governance Officer has been delegated the responsibility (i) of developing and scheduling the New Director Orientation Process and (ii) of scheduling and maintaining materials relative to the Ongoing Director Education Process:

New Director Orientation Process:    Sunoco’s new directors are required to attend an orientation session. The session includes:

•	receiving and reviewing extensive materials relative to Sunoco’s business and operations;
•	visiting Sunoco facilities and meeting key personnel;
•	discussion and review of Sunoco’s strategic plan, goals and objectives, as well as Sunoco’s governance practices, disclosure procedures and practices, and compensation philosophy; and an
•	overview of Sunoco’s investor relations program.

New directors attend meetings of all Board committees to acquaint them with the work and operations of each committee. After this rotation, new directors are assigned to particular committees. The new members attend committee orientation sessions. These sessions are designed to educate new committee members in helping them understand the substantive responsibilities of the committee, which enables the new committee member to more quickly and effectively contribute.

Ongoing Director Education Process:    Sunoco conducts ongoing training or continuing director education for its Board members. In addition to plant and site visits:

•	Sunoco has an ongoing program of continuing director education on emerging issues and topics designed to educate and inform directors in discharging their duties.
•	Additionally, Sunoco is supportive of, and reimburses, its directors for attending third-party director education programs.

Director Compensation

11.	The Governance Committee, which is composed entirely of independent directors, sets and administers the policies that govern the level and form of director’s compensation.

•	The Committee directly engages a third-party compensation consultant to advise it as to “best practices” and emerging trends in director compensation. The compensation consultant also benchmarks Sunoco’s director compensation compared to the proxy performance peer group and general industry data, which is adjusted for each Company’s relative revenue base.
•	The Committee believes that a substantial portion of the total director compensation package should be in the form of Sunoco common shares and share equivalents in order to better align the interests of Sunoco’s directors with the long-term interests of its shareholders.
•	The Committee reviews and administers the Directors’ Stock Ownership Guidelines, which were adopted in order to further encourage a link between director and shareholder interests. Directors are expected to own shares or share equivalents equal to 5 times the total annual retainer within 5 years of joining the Sunoco Board.

•	In addition to the Director Stock Ownership Guidelines, director-nominees are required to own at least $2,000 worth of Sunoco common shares prior to standing for election as a director.

Consultants

12.	The Committee has sole authority to retain (and terminate) any search firm to be used to identify director candidates, or any consulting firm used to assist in the evaluation of director compensation, including the sole authority to approve the search or consulting firm’s fees and other retention terms.

Committee Evaluations

13.	The Committee will conduct an annual self-evaluation and will review the results of the evaluation with the Board.

Committee Meetings and Action

14.	The following items shall govern Committee meetings and actions:

•	A majority of the Committee members will be a quorum for the transaction of business.
•	The action of a majority of those present at a meeting at which a quorum is present will be the act of the Committee.
•	Any action required to be taken at a meeting of the Committee will be deemed the action of the Committee if all of the Committee members executed, either before or after the action is taken, a written consent and the consent is filed with the Corporate Secretary.
•	The Chairman will report to the Board on Committee actions and on the fulfillment of the Committee’s duties under its Charter.
•	The Chief Governance Officer (who is also the Corporate Secretary) will be the management liaison to the Committee.
•	The Committee Secretary (who will be the Chief Governance Officer and Corporate Secretary) will keep minutes of all Committee meetings, which will be distributed to all Board members.
•	The Committee will meet at least three times during the year and at such other times as may be requested by its Chairman.
•	The Committee Secretary, in consultation with the Committee Chairman, will prepare an agenda. Annual recurring events for the Committee are used as preliminary agenda items. All Committee members are free to include additional items on an agenda.
•	The agenda and all materials to be reviewed at the meetings should be received by Committee members as far in advance of the meeting day as practicable (which will normally be 6 days).
•	The Committee Secretary will coordinate all mailings to the Committee members, to the extent practicable, as appropriate.

Appendix E

PUBLIC AFFAIRS COMMITTEE CHARTER

Authority    By resolution dated January 30, 1975, the Sunoco, Inc. Board of Directors established the Public Affairs Committee. This Charter of the Public Affairs Committee was adopted on March 4, 2004.

Membership    The Public Affairs Committee shall consist of no fewer than three directors. Every member shall satisfy the independence standards of the New York Stock Exchange Listing Standards and the Company’s Categorical Standards of Independence as set forth in the Company’s Corporate Governance Guidelines. The Board shall appoint a Chairman and the members upon recommendation of the Governance Committee and shall have the power to fill vacancies to the Committee. Additionally, the Board shall have the power to remove any member at any time with or without cause.

Purpose

“Public Affairs” are the Company’s relationships with those individuals, organizations and institutions over which the Company does not have direct control, but whose actions or attitudes are important to the success of the Company (the “Constituencies”). These Constituencies include shareholders, the communities in which the Company does business, the state, local and federal governments, special interest groups, etc. Public Affairs also includes those activities through which the Company projects its public image and fulfills its role as a responsible corporate citizen.

The purpose of the Public Affairs Committee is to provide advice and oversight to management in management’s efforts to perform in a manner in which the Company’s Constituencies will view the Company as a responsible corporate citizen, and to report to the Board on Committee actions.

Duties & Responsibilities

1.	Reviews the Company’s policies, practices and performance in the areas of environmental protection, health and safety, equal employment opportunity and diversity practices, government affairs, and corporate contributions

2.	Assesses and evaluates the Company’s performance as a responsible corporate citizen and keeps the Board apprised of the posture, integrity and propriety of the Company’s relationship with its Constituencies

3.	Reviews management’s positions on Public Affairs developments and trends throughout the industries in which the Company operates

4.	Reviews the Company’s position regarding important Public Affairs issues

5.	Assures that the Company addresses critical Public Affairs issues from a perspective that emphasizes the interests of various Constituencies, recognizing the long-term interests of shareholders

6.	Assumes oversight responsibility for the resolution of significant complaints from shareholders, and the proper handling of shareholder proposals that concern topics within the purview of the Committee for inclusion in the Company’s proxy statement

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Committee Evaluations

7.	The Committee will conduct an annual self-evaluation and will review the results of the evaluation with the Governance Committee and the Board.

Committee Meetings and Action

8.	The following items shall govern Committee meetings and actions:

•	A majority of the Committee members will be a quorum for the transaction of business.
•	The action of a majority of those present at a meeting at which a quorum is present will be the act of the Committee.
•	Any action required to be taken at a meeting of the Committee will be deemed the action of the Committee if all of the Committee members executed, either before or after the action is taken, a written consent and the consent is filed with the Corporate Secretary.
•	The Chairman will report from time to time to the Board on Committee actions and on the fulfillment of the Committee’s duties under its Charter.
•	The CEO will appoint a senior executive to be the management liaison to the Committee.
•	The Committee Secretary (who will be the Corporate Secretary) will keep minutes of all Committee meetings, which will be distributed to all Board members.
•	The Committee will meet at least two times per year and at such other times as may be requested by its Chairman.
•	The Secretary of the Public Affairs Committee shall prepare and circulate agendas for each year which provide for the Committee’s review of all Committee responsibilities. Since this Committee deals with the Company’s image in the public mind, current events or incidents may be cause for changes or additions to the proposed agendas. The Chairman or any member of the Committee may request more frequent review or special attention to any subject related to Committee responsibilities. The Committee Secretary and the management liaison will prepare a preliminary agenda. The Chairman will make the final decision regarding the agenda.
•	The agenda and all materials to be reviewed at the meetings should be received by the Committee members as far in advance of the meeting day as practicable (which will normally be 6 days).
•	The Committee Secretary should coordinate all mailings to the Committee members, to the extent practicable.

E-2

Sunoco, Inc.

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http://www.SunocoInc.com

Your Vote is Important!

You can vote in one of three ways:

OPTION1:	Vote by Telephone - Call 1-877-290-2604 using a touch-tone telephone to transmit your voting instructions. Have your proxy card in hand and then follow the instructions. Telephone voting closes at 11:59 p.m. Eastern U.S. Time on Wednesday, May 4, 2005.*

Call on a touch-tone telephone 1-877-290-2604 anytime. There is no charge for this call.

OPTION 2:

Vote by Internet - Access http://www.proxyvoting.com/sunoco. Have your proxy card in hand when you access the web site and follow the instructions. Internet voting closes at 11:59 p.m. Eastern U.S. Time on Wednesday, May 4, 2005.*

Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

OPTION 3:	Vote by Mail - If you do not wish to vote using a touch-tone telephone or the Internet, please complete, sign, date and return the proxy card below in the envelope provided.*

Whichever method you choose, please vote promptly.

* In order to allow the SunCAP Trustee adequate time to vote the shares held in that plan, voting instructions from SunCAP participants must be received no later than 9:30 a.m. Eastern U.S. Time on Tuesday, May 3, 2005.

Fold and Detach Here	Fold and Detach Here

Sunoco, Inc. Ten Penn Center 1801 Market Street Philadelphia, PA 19103-1699	THIS PROXY AND VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUNOCO, INC. FOR THE MAY 5, 2005 ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS THEREOF.

The undersigned appoints J. G. DROSDICK and A. C. MULÉ and each of them, with full power of substitution, as proxies and attorneys-in-fact (the “Proxies”) to vote as indicated all shares of Sunoco, Inc. Common Stock, which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the 2005 Annual Meeting. This proxy card also provides voting instructions for shares held for the account of the undersigned, if any, in the Sunoco, Inc. Capital Accumulation Plan (“SunCAP”). For additional explanatory information, see the “Questions and Answers” section of the accompanying proxy statement.

SIGNATURE	SIGNATURE	DATED
Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title. If stock is jointly owned, each joint owner should sign.

CONTINUED ON REVERSE SIDE

This proxy and voting instruction card, when properly executed, will be voted by the Proxies in the manner designated below. For shares not held in SunCAP, if this proxy and voting instruction card is returned signed, but there is no indication of a vote or if it is not clear which box is checked, the Proxies will vote FOR proposals (1) and (2). SunCAP shares will be voted in accordance with the terms of that plan.

The Board of Directors unanimously recommends a vote FOR proposals (1) and (2).

(1) Election of a Board of Directors:				FOR All Nominees Listed ☐	WITHHOLD From All Nominees Listed ☐
01 - R. J. Darnall	04 - T. P. Gerrity	07 - R. H. Lenny	10 - J. W. Rowe
02 - J. G. Drosdick	05 - R. B. Greco	08 - R. A. Pew	11-J. K. Wulff
03- U. O. Fairbairn	06 - J. G. Kaiser	09 - G. J. Ratcliffe

FOR all nominees, except vote withheld from the following nominee(s), if any:

(2) Ratification of the appointment of Ernst & Young LLP as independent auditors for fiscal year 2005:	☐ FOR	☐ AGAINST	☐ ABSTAIN

☐	Please check ONLY if you plan to attend the 2005 Annual Meeting. Admission tickets are required and will be mailed to you.

☐	Please check if you have multiple shareholders in your household and want to consent to receive only one set of the annual report and proxy statement. Your consent will remain effective, and will apply to future annual meeting materials, until revoked. (See the 2005 Proxy Statement, Question 13).

☐	Please check if you consent to access future annual reports and proxy statements electronically via the Internet instead of receiving them in the mail. Your consent will remain effective, and will apply to future annual meeting materials, until revoked.

Please sign and date your proxy card on the reverse side and return it promptly in the envelope provided.